Exhibit 10.1

PURCHASE AGREEMENT

by and among

SUNLIGHT SUPPLY, INC.,

SUNLIGHT GARDEN SUPPLY, INC.,

SUNLIGHT GARDEN SUPPLY, ULC,

IP HOLDINGS, LLC,

CRAIG R. HARGREAVES,

KIM E. HARGREAVES,

HAWTHORNE HYDROPONICS LLC
and
solely with respect to Section 2.5, THE SCOTTS MIRACLE-GRO COMPANY
Dated as of April 12, 2018

-i-

-ii-

-iii-

-iv-

EXHIBITS
Form of Assignment and Assumption Agreement and Bill of Sale	A
Form of Escrow Agreement	B
Form of Trademark Assignment Agreement	C
Form of Copyright Assignment Agreement	D
Form of Domain Name Assignment Agreement	E
Form of Patent Assignment Agreement	F
Calculation of Net Working Capital	G
Key Employee Offer Letters	H
Non-Affiliated Real Property Lease Assignments	I
Employee Handbook	J
Contingent Payment Scale	K
Form of Lease Agreement	L
Persons with Access to Information	M

SCHEDULES
Sellers’ Disclosure Schedule		I
1.	Section 1.1(KE) – Key Employees
2.	Section 1.1(PE) – Prepaid Expense Categories
3.	Section 1.1(RP) – Registered Products
4.	Section 2.1(b) – Tangible Property
5.	Section 2.1(f) – Asset Sellers’ UPC Codes
6.	Section 2.1(h) – Purchased Contracts
7.	Section 2.1(p) – Included Assets
8.	Section 2.2(m) – Excluded Assets
9.	Section 2.5(a) – Payment Instructions
10.	Section 2.7(e) – Non-Affiliated Real Property Leases
11.	Section 2.7(f) – Affiliated Real Property Leases
12.	Section 2.7(k) – Pay-Off Letter Recipients
13.	Section 2.7(m) – Intellectual Property Defects
14.	Section 2.10 – Closing Date Balance Sheet Example
15.	Section 3.1 – Membership Interest: Columbia River Industrial Holding, LLC
16.	Section 3.2(a) – Authorization; Non-Contravention
17.	Section 3.2(b) – Non-Contravention
18.	Section 3.2(c) – Governmental Authority Authorization
19.	Section 3.3 – Financial Statements
20.	Section 3.4 – Undisclosed Liabilities
21.	Section 3.5 – Absence of Certain Changes or Events
22.	Section 3.6 – Tax Matters
23.	Section 3.7 – ERISA and Employee Benefits
24.	Section 3.8 – Employment Matters
25.	Section 3.9 – Litigation

26.	Section 3.10 – No Violation of Law; Permits
27.	Section 3.14 – Insurance Policies
28.	Section 3.15 – Material Contracts
29.	Section 3.18 – Intellectual Property
30.	Section 3.19 – Real Property
31.	Section 3.21 – Casualties
32.	Section 3.22(b)(i) – Product Warranties; Product Liability
33.	Section 3.24 – Promotions and Allowances
34.	Section 3.25 – Bank and Brokerage Accounts; Investment Purchased Assets
35.	Section 3.28 – Customers and Suppliers
36.	Section 3.30 – Brokers
37.	Section 3.31 – Affiliate Transactions
38.	Section 3.33 – Activities of Columbia River
39.	Section 5.1 – Conduct of the Business
40.	Section 5.3(b) – Allocation Principles
41.	Section 5.3(c) – Tax Jurisdictions
42.	Section 5.13 – Exclusivity
43.	Section 6.2(c) – Closing Conditions; Required Consents and Approvals

Schedule CA	CA

PURCHASE AGREEMENT
This Purchase Agreement, dated as of April 12, 2018 (this “Agreement”), is by and among Sunlight Supply, Inc., a Washington corporation (“Sunlight Supply”), Sunlight Garden Supply, Inc., a Washington corporation (“Sunlight Garden”), Sunlight Garden Supply, ULC, a British Columbia unlimited liability company (“Sunlight ULC”), IP Holdings, LLC, a Washington limited liability company (“IP Holdings”), Craig R. Hargreaves and Kim E. Hargreaves, husband and wife (the “Hargreaves”, and together with Sunlight Supply, Sunlight Garden, Sunlight ULC and IP Holdings, “Sellers” and each, a “Seller”), Hawthorne Hydroponics LLC, a Delaware limited liability company (“Buyer”) and, solely with respect to Section 2.5, The Scotts Miracle-Gro Company, a Ohio corporation, (“Parent”). Each Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Sellers are engaged in the business of developing, manufacturing, marketing and distributing horticultural, organics, lighting, and hydroponics products, including, without limitation, lighting fixtures, nutrients, seeds and growing media, systems, trays, fans, filters, humidifiers and dehumidifiers, timers, instruments, water pumps, irrigation supplies and hand tools (the “Business”);
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase or cause one or more of its Affiliates to purchase, as applicable, from Sellers, substantially all of the assets and liabilities of the Business, subject to the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1.    Definitions.
(a)    Whenever used in this Agreement, the following words and phrases will, when capitalized, have the respective meanings ascribed to them as follows:
“Action” means any demand, dispute, charge, claim, action, suit, countersuit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, subpoena, examination, citation, audit, review or proceeding of any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlling,” “controlled by”

and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and affairs of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliated Real Property Leases” means any Real Property Lease between a Company, on the one hand, and any other Company, the Hargreaves or any Affiliate thereof on the other hand.
“Asset Sellers” means Sunlight Supply, Sunlight Garden, Sunlight ULC and IP Holdings.
“Assumed Current Assets” means all Purchased Assets that are Current Assets.
“Assumed Current Liabilities” means all Assumed Liabilities that are Current Liabilities.
“Business Day” means any day, other than Saturday and Sunday, on which federally-insured commercial banks in New York, New York are open for business (and not required or authorized to be closed) and capable of sending and receiving wire transfers.
“Business Intellectual Property” means all of Sellers’ right, title and interests in Intellectual Property that is now, and/or at the time of the Closing will be, used or held for use in or otherwise necessary for the conduct of the Business, including all the Intellectual Property listed in Section 3.18 of Sellers’ Disclosure Schedule.
“Business Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts that, individually or in the aggregate, has a material adverse effect on the business, operations or financial condition of the Business taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts shall be taken into account in determining whether there has been or may be a Business Material Adverse Effect: (a) any change or development in United States financial or securities markets, general economic or business conditions or political or regulatory conditions in the United States, (b) any act of war, armed hostilities or terrorism, (c) any change or development in the industry in which the Business operates, (d) any change in Law or the enforcement thereof or in GAAP or the interpretation thereof, (e) the public announcement or pendency of the transactions contemplated by this Agreement or the Transaction Documents, (f) any change resulting from any action taken or omitted to be taken by or at the written request or consent of Buyer, or (g) any failure of the Business to meet, with respect to any period or periods, any internal or external projections, forecasts, estimates of earnings or revenues or business plans, except (i) in the case of clauses (a), (b), (c) or (d) to the extent such events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts have a disproportionate effect on the Business relative to other Persons engaged in the industry in which the Business operates and (ii) in the case of clause (g), that the underlying reasons for such failure may be considered if such underlying reasons do not arise out of any of the events set forth in clauses (a)-(e).

“Business Product Registrations” means all Product Registrations used or held for use or contemplated to be used or held for use by any Company or any third party in connection with the marketing and sale of the Business Products to the end-user.
“Business Products” means all of the products of the Business that have been or are currently sold, licensed, distributed or otherwise made available to customers, as applicable, including the Registered Products and any products currently under development or scheduled for commercial release within 180 days of the date of this Agreement or otherwise scheduled to be provided to customers.
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and fulfill its obligations under this Agreement.
“Closing Date Net Working Capital” means the Net Working Capital calculated as of the end of the Business Day immediately preceding the Closing Date, calculated in accordance with Exhibit G.
“Code” means the Internal Revenue Code of 1986.
“Columbia River” means Columbia River Industrial Holdings, LLC, a Washington limited liability company.
“Companies” means Sunlight Supply, Sunlight Garden, Sunlight ULC, Columbia River and IP Holdings.
“Company-Owned Business Product Registrations” means any Business Product Registration owned by any Company.
“Confidential Information” has the meaning set forth in the Confidentiality Agreement.
“Confidentiality Agreement” means the confidentiality agreement, dated January 16, 2018, between Sunlight Supply and Parent.
“Contract” means any agreement, contract, plan, undertaking, instrument, note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, Permit, license, lease, purchase order, sales order or other similar commitment, obligation, arrangement or understanding, whether written or oral.
“Copyright Assignment Agreement” means the agreement, substantially in the form attached as Exhibit D hereto.
“Current Assets” means, as of a particular date and without duplication, amounts which would, in conformity with GAAP, be included under and classified as current assets on a consolidated balance sheet of Sellers, provided, however, that (a) the amount of Receivables from Sellers’ consolidated balance sheet will be reduced to an amount equal to Eligible Receivables, (b)

Current Assets will exclude assets associated with Taxes, and (c) Current Assets will not include Inventory other than Inventory of the supplier listed on Schedule CA. Current Assets will be calculated in accordance with Exhibit G.
“Current Liabilities” means, as of a particular date and without duplication, amounts which would, in conformity with GAAP, be included under and classified as current liabilities on a consolidated balance sheet of Sellers, including (a) all of Sellers’ obligations with respect to accounts payable associated with the corresponding Business obligations of any Seller and (b) all accrued, but unpaid, expenses; provided, however, that Current Liabilities will exclude liabilities associated with Taxes. Current Liabilities will be calculated in accordance with Exhibit G.
“Customer Orders” means all bona fide purchase orders that have been received by Asset Sellers for the shipment of goods or services prior to and as of the Closing Date.
“Domain Name Assignment Agreement” means the agreement, substantially in the form attached as Exhibit E hereto.
“Eligible Receivables” means Receivables less reserves established by Sellers in accordance with GAAP for returns, allowances, chargebacks and discounts to, or taken by, customers for such Receivables.
“Employees” means each person who, immediately prior to the Closing, is an employee of any of the Asset Sellers, other than Craig R. Hargreaves and Kim E. Hargreaves.
“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on, or imperfections of, title or transfer of any nature whatsoever (including any Encumbrances arising from any Liability for Taxes).
“Environment” means soil, surface waters, groundwater, drinking water, natural resources, land, stream sediments, surface or subsurface strata, ambient air, indoor air, any material or substance used in the physical structure of any building or improvement and any environmental medium.
“Environmental Condition” means any condition of the Environment that violates any Environmental Law or that results in any Release, threat of Release, Loss or Liability with respect to (a) the Real Property arising, existing or occurring on or prior to the Closing, (b) any Real Property previously owned, leased or operated by the Companies, the Hargreaves or any of their respective Affiliates in connection with the Business to the extent such condition of the Environment existed or occurred at the time of such ownership, lease or operation, or (c) any other real property at which any Hazardous Substance generated by the operation of the Business prior to the Closing has been treated, stored, recycled, disposed of, or has otherwise come to be located.
“Environmental Law” means any Law relating to (a) human health or safety (including public or workplace health and safety), (b) protection of the Environment, (c) Releases of Hazardous Substances, (d) injury, harm or adverse health effects to Persons relating to exposure to Hazardous Substances, or (e) the treatment, storage, recycling, handling, use, generation, manufacture, sale, distribution, importation, exportation, labeling or reporting relating to Hazardous Substances.
“Environmental Loss” means any Loss arising out of or relating to Environmental Laws, an Environmental Condition or Release of Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, as construed to include all applicable regulations, orders, rules, judgments, rulings and other pronouncements issued thereunder.
“ERISA Affiliate” means a Person required at any particular time to be aggregated with any of Sellers under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Excluded Taxes” means any (a) Taxes imposed on or payable by Sellers, including any and all Taxes of any Person (other than Sellers) imposed on or payable by Sellers or any of Sellers’ predecessors in interest pursuant to any Law, as a transferee or successor, under any Contract or otherwise, (b) Taxes imposed on or with respect to the Purchased Assets or the Business for all periods ending prior to, and portions thereof through the end of, the Closing Date, and (c) all amounts for which Seller is responsible under Section 2.11.
“FCPA” means the Foreign Corrupt Practices Act of 1977.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, tribunal, judicial or arbitral body, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Substance” means any pollutant, toxic substance, asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold, polychlorinated biphenyls and other substances or materials as defined in, the subject of, or which could give rise to Liability under, any Environmental Law.
“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade Liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby will have been assumed by such Person or is non-recourse to the credit of such Person, (h) all guarantees by such Person of the indebtedness of any other Person, and (i) all other obligations that would be required to be reflected as debt in accordance with GAAP.
“Information Systems” means computer systems, networks, hardware, Software, databases, internet web sites and equipment used to process, store, maintain and operate data, information and functions used in connection with the Business.
“Intellectual Property” means all intellectual property, in any jurisdiction worldwide, whether registered or unregistered, including (a) all trademarks, service marks, trade names, logos, artwork, designs, slogans and symbols, corporate names, certification marks, collective marks, d/b/a’s, Internet domain names and websites, user names on social media websites, business symbols, brand names and other indicia of origin, all applications and registration for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) all patents, patent applications and inventions, if any, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or any other jurisdiction and all reissues thereof and all reexamination certificates issuing therefrom, (c) all published and unpublished works of authorship, if any, whether copyrightable or not (including data bases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (d) all confidential or proprietary information, trade secrets and know-how, if any, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer and supplier lists, advertising materials and other industry information, (e) the rights of privacy and publicity and to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at Law or equity for any past, present or future infringement or misappropriation of any of the Intellectual Property, (f) all licenses, options to license and other contractual rights to use the Intellectual Property, (g) all UPC Codes, and (h) all computer and electronic data processing programs and Software and related documentation, existing research projects, Software presently under development, and all Software concepts owned and all proprietary information, processes, formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such Software, subject to all applicable licenses and rights to use such Software.
“Intellectual Property Assignments” means the Trademark Assignment Agreement, Copyright Assignment Agreement, Domain Name Assignment Agreement and Patent Assignment Agreement.
“Inventory” means all inventory, including finished goods, work-in-process, packaging, parts, supplies and raw materials.

“IRS” means the United States Internal Revenue Service, or any successor Governmental Authority.
“Key Employee” means those persons identified on Section 1.1(KE) of Sellers’ Disclosure Schedule.
“Key Employee Offer Letters” means the agreements, substantially in the form attached as Exhibit H hereto.
“Law” means any federal, provincial, state, local, municipal, foreign, national, supranational, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, treaty, rule, code or other requirement imposed by a Governmental Authority.
“Liability” means any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, secured or unsecured, whether accrued, fixed, absolute or contingent, direct or indirect, asserted or unasserted, due or to become due, whenever or however arising (including contract, tort, negligence or strict liability), liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.
“Losses” means any and all damages, fines, fees, penalties, deficiencies, Liabilities, claims, losses (excluding any diminution in value of the Inventory), demands, judgments, settlements, actions, obligations and costs and expenses (including interest, court costs and fees and reasonable costs of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).
“Net Working Capital” means, as of a specified date, and calculated in accordance with Exhibit G, (a) the sum of Assumed Current Assets less (b) Assumed Current Liabilities; provided, that such calculation will exclude (i) any intercompany accounts and any balances owed between or among any of Sellers, (ii) any Tax Liabilities or Tax assets, (iii) any property or item of value received in connection with any transfer of any Excluded Assets (other than any Assumed Current Assets or cash so received, which will be included in the calculations), (iv) any gain or loss relating to or resulting from any hedging agreement; and (v) any Inventory. Whenever the term “GAAP” is used in this Agreement in connection with a definition used in the calculation of Net Working Capital, “GAAP” shall mean GAAP as applied in a manner consistent with the accounting practices used to prepare the Exhibit G.
“Non-Affiliated Real Property Leases” means any Real Property Lease that is not an Affiliated Real Property Lease.
“Non-Solicitation Agreement” means the mutual non-solicitation agreement, dated January 31, 2018, between Sunlight Supply and Parent.
“Open Source Materials” refers to any Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).
“Patent Assignment Agreement” means the agreement, substantially in the form attached as Exhibit F hereto.
“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization by, of or to any Governmental Authority.
“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable, (b) such non-monetary imperfections of title, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material and for which adequate reserves have been established, and (e) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the Real Property which are not violated by the current use and operation thereof.
“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.
“Prepaid Expenses” means all prepaid expenses, deferred charges, advance payments, Security Deposits paid by or on behalf of the Asset Sellers reserves in connection with any Permitted Encumbrances and similar items, excluding (i) any prepaid Taxes, and (ii) any such items arising from, related to, or in connection with, any Excluded Assets. The Prepaid Expense categories and amounts as of March 31, 2018 are set forth in Section 1.1(PE) of Sellers’ Disclosure Schedule.
“Product Registrations” means any and all pending applications or filings and all current registrations or certifications issued under any federal or state statute or other Law or any other regulation, letters of authorization, and any and all labels, data, including but not limited to toxicology, chemistry and efficacy data, studies, protocols, final reports and raw data, and other documentation and information used and/or reasonably necessary to support such registrations and/or to support label or advertising claims.
“Real Property” means any and all real property and interests in real property of the Companies (together with all buildings, structures, fixtures and improvements thereon), including the Owned Real Property, the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Companies in connection with the Business.
“Receivables” means all of the Companies’ accounts (including all health-care insurance receivables), Contract rights, instruments (including promissory notes and other instruments evidencing Indebtedness owed to the Companies by any Person other than any of their respective Affiliates), chattel paper (whether tangible or electronic), general intangible assets relating to accounts, drafts and acceptances, and all other forms of obligation owing to any of the Companies arising out of, or in connection with, the sale, lease or other disposition of Inventory or the rendition of services, and all guarantees and other security therefor, whether secured or unsecured.
“Registered Products” means each of the end-user products sold by the Asset Sellers set forth on Section 1.1(RP) of Sellers’ Disclosure Schedule, which products are sold, as of the Closing, pursuant to Product Registrations.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of a Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance).
“Representatives” with respect to any Person, means, collectively, such Person’s directors, officers, managers, trustees, shareholders, members, partners, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.
“Security Deposit” means any security deposits, whether deposited with or paid by any of the Companies (including any tenant security or other similar deposit held by or on behalf of a landlord in connection with any Leased Real Property and any tenant security or other similar deposit held by or on behalf of any Seller in connection with any sub-lease thereof).
“Seller Material Adverse Effect” means a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby and fulfill their obligations under this Agreement.
“Sellers’ Disclosure Schedule” means that schedule of disclosures made by Sellers and annexed hereto as Schedule I.
“Sellers’ Knowledge” means, with respect to the Companies, the facts and circumstances that are known, after reasonably inquiry, or reasonably should have been known, had such reasonably inquiry been undertaken, by Craig R. Hargreaves, Kim E. Hargreaves, Doug Hargreaves and Ann Rivers, pursuant to the discharge of their duties in the ordinary course.
“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces, databases and data, in any form or format, however fixed, including any related documentation.

“Subsidiary” means, with respect to any Person, any other Person (a) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person, (b) of which the first Person or any other Subsidiary of the first Person is a general partner or managing member, (c) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries, or (d) whose financial results are required by GAAP to be consolidated with the financial results of the first Person.
“Tangible Property” means all machinery, tools, equipment, computers, computer equipment, servers, computer disks and peripheral devices, appliances, fixtures, motor vehicles, trucks, forklifts and other rolling stock, spare parts and other tangible personal property (other than Inventory, except for purposes of Section 3.16) including any assignable warranties related thereto, in each case whether owned or leased by any of the Companies or the Hargreaves or any of their respective Affiliates, that in the past 12 months has been, is now, or at the time of the Closing will be, used or held for use in or otherwise necessary for the conduct of, the Business.
“Target Net Working Capital” means $6,568,545.
“Tax” and “Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties, and including any liability under state or local abandonment or unclaimed property, escheat or similar Law.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Trademark Assignment Agreement” means the agreement, substantially in the form attached as Exhibit C hereto.
“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated hereby or thereby or to be executed by Sellers or Buyer in connection with the consummation of the transactions contemplated by this Agreement.
“UPC Code” means any Universal Product Code, including any International Article Numbers.

Section 1.2.    Definitions defined in Agreement.

“Agreement”	Preamble
“Allocation Principles”	5.3(b)
“Asset Allocation Statement”	5.3(b)
“Assumed Liabilities”	2.3(a)
“Benefit Plans”	3.7(a)(i)
“Bill of Sale”	2.7(a)
“Business”	Recitals
“Business Permits”	3.10(d)
“Buyer”	Preamble
“Buyer Fundamental Representations”	8.1
“Buyer Parties”	8.3
“Buyer’s Closing Date Net Working Capital”	2.10(c)
“Cash Amount”	2.5(a)
“Claim”	8.4
“Closing”	2.6
“Closing Date”	2.6
“Closing Date Balance Sheet”	2.10(a)
“Consent”	3.2(b)
“Contingent Payment”	2.5(c)
“Deductible Amount”	8.7(a)
“Dispute Notice”	2.10(b)
“Employee Handbook”	3.18(c)
“Employment Commencement Date”	5.6(b)
“Escrow Accounts”	5.9
“Escrow Agent”	5.9
“Escrow Agreement”	5.9
“Escrow Amount”	2.8(b)
“Excluded Assets”	2.2(m)
“Excluded Liabilities”	2.4
“FF&E”	2.1(b)
“Final Closing Date Net Working Capital”	2.10(d)
“Final Release Date”	5.9
“Financial Statements”	3.3(a)
“First Release Date”	5.9
“Fundamental Representations”	8.1
“Governmental Antitrust Entity”	5.7(c)

“Hargreaves”	Preamble
“Highest 30-Day Share Price”	2.5(c)
“HSR Act”	3.2(c)
“Indemnitees”	8.3
“Indemnitor”	8.4
“Interests”	2.1(q)
“Interim Balance Sheet”	3.3(a)
“IP Holdings”	Preamble
“Leased Real Property”	3.19(b)
“Leave Employee”	5.6(a)
“Maintenance Fees”	5.15(c)
“Material Contract”	3.15(a)(xxiv)
“Maximum Indemnity Amount”	8.7(a)
“Non-Affiliated Real Property Lease Assignments”	2.7(e)
“Officer’s Certificate”	8.6(a)
“Orders”	3.9
“Owned Real Property”	3.19(a)
“Parent”	Preamble
“Parent Shares”	2.5(a)
“Parties”	Preamble
“Pay-Off Letters”	2.7(k)
“Projected Closing Date Balance Sheet”	2.9
“Projected Closing Date Net Working Capital”	2.9
“Purchase Price”	2.5(a)
“Purchased Assets”	2.1
“Purchased Contracts”	2.1(h)
“Real Property Leases”	3.15(a)(xx)
“Reviewing Accountant”	2.10(c)
“Second Release Date”	5.9
“Seller Fundamental Representations”	8.1
“Seller Parties”	8.2
“Sellers”	Preamble
“Sellers’ Closing Date Net Working Capital”	2.10(c)
“Stock Consideration”	2.5(a)
“Sunlight Garden”	Preamble
“Sunlight Supply”	Preamble
“Sunlight ULC”	Preamble
“Tax Clearance Certificate”	5.3(c)
“Terminating Breach”	7.1(b)
“Termination Date”	7.1(d)(iii)

“Third-Party Claim”	8.5(a)
“Transfer Taxes”	5.3(a)
“Transferring Employee”	5.6(b)
“Valuation Expert”	5.3(b)
“WARN Act”	3.8(c)

Section 1.3.    Grammatical Constructions. As used in this Agreement, except to the extent that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated, and any Schedule or Exhibit referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, irrespective of whether used in connection with the words “without limitation,” they are deemed in all cases to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)    if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day, and any deadline shall be deemed to expire at 5:00 p.m. Pacific Time;
(h)    references to a Person are also to its permitted successors and assigns;
(i)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;
(j)    “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice”;
(k)    “assets” will include “rights,” including rights under Contracts, unless expressly indicated otherwise;

(l)    “reasonable efforts” or similar terms will not require the waiver of any rights under this Agreement;
(m)    any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder and to include all statutory and regulatory provisions consolidating, amending or replacing the Law, unless the context requires otherwise;
(n)    any reference to a Contract or other document means such Contract or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and
(o)    all accounting terms used herein and not expressly defined herein will have the meanings given to them under GAAP, and any references to “dollars,” “$” or other dollar amounts in this Agreement will mean the lawful currency of the United States.
ARTICLE II

PURCHASE AND SALE OF ASSETS AND CLOSING
Section 2.1.    Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from each Seller and acquire good, valid and marketable title to, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the assets, properties and rights of each Seller that are now, in the past twelve (12) months have been, or at the time of the Closing are, used or held for use in or otherwise necessary for the conduct of, the Business, including all assets reflected on the most recent balance sheet included in the Financial Statements and not subsequently disposed of in the ordinary course of business without breach of any provision of this Agreement, in each case other than the Excluded Assets described in Section 2.2 (collectively, the “Purchased Assets”). The Purchased Assets will include:
(a)    all Leased Real Property (including all rights of the Asset Sellers in any leases of Leased Real Property);
(b)    all Tangible Property (including all rights of Asset Sellers in any leases of Tangible Property), including all of the furniture, fixtures and equipment (“FF&E”) and including the items listed on Section 2.1(b) of Sellers’ Disclosure Schedule;
(c)    all Inventory;
(d)    Customer Orders;
(e)    all Receivables and rights of any Asset Seller to receive payments arising out of, sales occurring in the conduct of the Business and the security agreements related thereto, including all rights of any Asset Seller with respect to any third-party collection proceedings or any other actions or proceedings that have been commenced in connection therewith;

(f)    Asset Sellers’ UPC Codes used or held for use in or otherwise necessary for the conduct of the Business, including the items set forth in Section 2.1(f) of Sellers’ Disclosure Schedule;
(g)    all Business Intellectual Property and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;
(h)    all interests, rights, claims and benefits of Asset Sellers under all Contracts that are now, or at the time of the Closing are, used or useful in, or necessary for the conduct of the Business or relating to or arising out of the conduct of the Business, including all Contracts under which any of Sellers have the right to protect the confidentiality of information relating to the Business or to prevent third parties from competing with the Business or soliciting Employees, all customer and distributor agreements, all of which Contracts, if material, are required to be listed either in Section 2.1(h), 3.15 or 3.19(b) of Sellers’ Disclosure Schedule (collectively, the “Purchased Contracts”);
(i)    all Permits that are now, or at the time of the Closing will be, used or held for use in or otherwise necessary for the conduct of, the Business, including the Business Permits listed in Section 3.10(d) of Sellers’ Disclosure Schedule;
(j)    all files, documents, instruments, papers, books and records (whether in paper, digital or other tangible or intangible form) that are now, or at the time of the Closing will be, used or held for use in or otherwise necessary for the conduct of, the Business, the Purchased Assets or the Assumed Liabilities, (other than those set forth in Section 2.2), including copies of financial records, copies of Tax records (other than income Tax records), all technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, lists of customers and suppliers and human resources data (including copies of all files and records associated with Transferring Employees);
(k)    all rights, claims (other than those set forth in Section 2.2(k)) and causes of Action that are now, or at the time of the Closing will be, used or held for use in or otherwise necessary for the conduct of, the Business or any of the Assumed Liabilities or the Purchased Assets;
(l)    all Prepaid Expenses that are now, or at the time of the Closing will be, used or held for use in or otherwise necessary for the conduct of the Business;
(m)    all rights of any Seller under or pursuant to all warranties, representations, indemnities and guarantees made by suppliers, manufacturers, intermediaries, distributors or contractors in connection with products sold or services provided to any Seller for, or in connection with, the Business, or in respect of any Purchased Asset, but excluding any such rights with respect to Excluded Assets;

(n)    all telephone numbers, websites and domain names and user names on social media websites that are now, or at the time of the Closing will be, used or held for use in or otherwise necessary for the conduct of, the Business;
(o)    all goodwill associated with the Business and the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business;
(p)    all other assets described in Section 2.1(p) of Sellers’ Disclosure Schedule, whether or not now, or at the time of the Closing, used or held for use in or otherwise necessary for the conduct of, the Business; and
(q)    all of the issued and outstanding membership interests or other equity interests of Columbia River (the “Interests”).
Section 2.2.    Excluded Assets. Notwithstanding any provision of this Agreement express or implied to the contrary, Buyer will not acquire and the Purchased Assets will not include the following assets, properties and rights:
(a)    the capital stock of, or any membership interest, partnership interest or any similar equity interest in, any Person, other than the Interests;
(b)    any Benefit Plan and all Contracts and refunds related thereto (including refunds of workers’ compensation expenses, Contract premiums or payments);
(c)    insurance policies and all prepaid expenses or premiums, proceeds, rights and claims thereunder and all insurance benefits;
(d)    all rights to any refunds of Taxes imposed on or with respect to the Business and paid by any Seller prior to the Closing;
(e)     the minute books, charter documents, and transfer records of Asset Sellers and such other books and records as pertain to the organization, existence or capitalization of Asset Sellers, any other books or records not related to the Business or the Purchased Assets and financial records pertinent to Sellers’ operation of the Business (copies of which will be provided to Buyer);
(f)    Sellers’ rights under this Agreement and the Transaction Documents to which it is a party;
(g)    all assets owned or held in trust or otherwise associated with or used in connection with any Benefit Plan;
(h)    all of Sellers’ rights, claims, causes of Action, rights of recovery and rights of set-off of any kind against third parties which (i) may arise in connection with the discharge by Sellers of the Excluded Liabilities or (ii) are not related to the Purchased Assets;
(i)    any prepaid expenses made by or on behalf of Sellers other than Prepaid Expenses;

(j)    all cash held by the Asset Sellers;
(k)    the claims of any Seller including any award, settlement, judgment, or other proceeds arising out of or in connection with the matters listed in Section 3.9 of Sellers’ Disclosure Schedule;
(l)    all confidential communications, files, documents, papers, books and records (whether in paper, digital or other tangible or intangible form) created by or on behalf of Sellers pertaining to the performance of this Agreement or the negotiations, preparation, and investigation preceding this Agreement, and any other books and records which Sellers are prohibited from disclosing or transferring under applicable Law and are required by applicable Law to retain; and
(m)    each of the assets set forth in Section 2.2(m) of Sellers’ Disclosure Schedule (the assets, properties and rights in this Section 2.2 collectively, the “Excluded Assets”).
Section 2.3.    Assumed Liabilities.
(a)    Buyer agrees that, on the Closing Date, Buyer will assume and thereafter pay, perform or discharge, as the case may be only (i) the Liabilities of Sellers arising after the Closing Date that are either in respect of ownership of the Purchased Assets as of and following the Closing Date or the conduct of the Business as of and following the Closing Date and (ii) the Liabilities reflected in the calculation of the Final Closing Date Net Working Capital (collectively, the “Assumed Liabilities”).
(b)    In the event of any claim against Buyer with respect to any of the Assumed Liabilities, Buyer will have, and each Seller hereby assigns to Buyer, all defenses, counterclaims and rights of setoff that would have been available to any Seller or the Business if such claim had been asserted against any Seller or the Business, except and to the only extent such defense, counterclaim or right of setoff would give rise to a Loss for a Seller, in which event Seller will promptly notify Buyer in writing that such claim is being retained by Seller and such claim shall be handled pursuant to Article VIII of this Agreement. The assumption by Buyer of the Assumed Liabilities and the transfer of the Assumed Liabilities by any Seller will in no way expand the rights or remedies of any Person against Buyer, Sellers, their respective Affiliates or any of their respective Representatives as compared to the rights and remedies that such Person would have had against Buyer, any Seller, their respective Affiliates or any of their respective Representatives had Buyer not assumed the Assumed Liabilities.
Section 2.4.    Excluded Liabilities. Notwithstanding any provision of this Agreement express or implied to the contrary (and without any implication that Buyer is assuming any Liability of Sellers or the Business or any Liability related to any of the Purchased Assets not expressly excluded), Buyer is not assuming or becoming obligated in any way in respect of, and will not be required to pay, perform, undertake or discharge, any Liabilities that are not specifically included in the Assumed Liabilities, including (a) any debt for borrowed money and all fees, accrued and unpaid interest, premiums or penalties relating to the foregoing, (b) any Liabilities to the extent relating to, resulting from or arising out of any Environmental Law (including any violation of Environmental Law), Environmental Condition, or any Release of Hazardous Substance on, under, at or migrating to or from any of the Companies’ or any of their predecessors current or former facilities, (c) any Liability arising from facts or circumstances or underlying conditions or events or activities first occurring on or prior to the Closing, or relating to the conduct or operation of the Business or any other conduct of Sellers and their Affiliates and their respective officers, directors, employees, consultants, agents or advisors on or prior to the Closing, (d) any Liability for Excluded Taxes, or (e) all Liabilities relating to any former employee or any Employees other than the Transferring Employees and with respect to the Transferring Employees up to the Closing Date, including without limitation (i) under or relating to any Benefit Plan or any other employee benefit arrangement of any of the Companies, (ii) all salaries, wages, commissions, contractual incentive payments, contractual bonuses, employer insurance contributions, statutory holiday pay, overtime pay and similar obligations (including all related Taxes and social insurance costs), relating to any Employee prior to the Closing Date, (iii) Liabilities under all applicable Laws or statutory plans and related to any required notice of termination, termination, severance or similar obligation with respect to or arising from the termination of employment with Sellers and its Affiliates of an Employee (including all related Taxes and social insurance costs), (iv) all Liabilities relating to compliance with the requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I or ERISA, or any similar state or local Law or applicable employment standards legislation, including the provision of continuation coverage, with respect to all Employees who do not become Transferring Employees, and their spouses and dependents, and with respect to Transferring Employees, and their spouses and dependents, for whom a qualifying event occurs prior to or on the Closing Date, (v) long-term disability (whether long-term or short-term) coverage of Employees who do not become Transferring Employees and of Transferring Employees for whom the incident or circumstance giving rise to such coverage occurred prior to or on the Closing Date, (vi) any workers’ compensation, occupational disease or illness, state or other disability or similar workers’ protection claims with respect to any Employee (including any Transferring Employee), to the extent the injury or illness giving rise to such claim originated prior to the Closing Date, or (vii) any Liability relating to any misclassification of individual independent contractors or consultants who perform all or substantially all of his or her services for Sellers or any of its Subsidiaries on behalf of the Business (the “Excluded Liabilities”).
Section 2.5.    Purchase Price.
(a)    In full consideration for the transfer of the Purchased Assets, Buyer will deliver and pay to Sellers pursuant to the instructions set forth on Section 2.5(a) of Sellers’ Disclosure Schedule or, at any Seller’s written direction certain other Persons, a purchase price of $450,000,000, plus, to the extent payable pursuant to Section 2.5(c), the Contingent Payment (the “Purchase Price”) subject to any adjustments required pursuant to Sections 2.9 and 2.10. The Purchase Price is payable as follows: (i) at the Closing, (x) Buyer will pay to Sellers pursuant to the instructions set forth on Section 2.5(a) of Sellers’ Disclosure Schedule or, at any Seller’s written direction, certain other Persons, a total of $425,000,000 (the “Cash Amount”) in immediately available funds by bank wire transfer to such accounts designated in writing for this purpose by each Seller to Buyer at least two Business Days prior to the Closing and (y) Parent will deliver to Sellers, pursuant to the instructions set forth on Section 2.5(a) of Sellers’ Disclosure Schedule or, at any Seller’s written direction, Craig R. Hargreaves, on behalf of Sellers, duly authorized, validly issued, fully paid and nonassessable shares of common stock, no par value, of Parent (the “Parent Shares”) having an aggregate value (determined in accordance with Section 2.5(b)) of $25,000,000 (the “Stock Consideration”) and (ii) after the Closing, Buyer will, if earned, deliver and pay the Contingent Payment in accordance with Section 2.5(c). Each Seller acknowledges that (A) any payment made to a Person other than the applicable Seller pursuant to this Section 2.5(a) is at such Seller’s direction and is in complete satisfaction of Buyer’s obligations under this Section 2.5(a) and (B) no Parent Share it receives pursuant to this Section 2.5(a) may be transferred to another Person until the date that is one Business Day following the one year anniversary of the Closing Date; provided, that any Seller may transfer Parent Shares to any of the Hargreaves, subject to the same restriction or to any trust or other estate planning vehicle, so long as one or both of the Hargreaves are the trustee or beneficiary. Dividends, distributions, splits, and other benefits of the Parent Shares during the restricted period shall inure to the benefit of Sellers; provided, however, that to the extent any portion of the Stock Consideration is held in escrow pursuant to Section 5.9 of this Agreement, any such dividends, distributions, splits or other benefits attributable to such Parent Shares will be deposited into escrow.
(b)    For the purposes of Section 2.5(a), the value of one Parent Share will equal the average closing price of Parent Shares for a period of 30 Trading Days ending three Trading Days prior to the date hereof. A “Trading Day” means a day on which the New York Stock Exchange is open for the buying and selling of securities.
(c)    If the highest rolling average closing price of the Parent Shares for any continuous 30 Trading Days, for a period starting on the six-month anniversary of the Closing Date and ending on the one year anniversary of the Closing Date, (the “Highest 30-Day Share Price”) is equal to or greater than $101 per share, Sellers will be entitled to a contingent cash payment (“Contingent Payment”). The value of the Contingent Payment will be based on the Highest 30-Day Share Price in accordance with the Contingent Payment Scale attached hereto as Exhibit K. Within five Business Days following the one year anniversary of the Closing Date, Buyer will deliver and pay to Sellers pursuant to the instruction set forth in Section 2.5(a) of Sellers’ Disclosure Schedule, or at any Seller’s written direction, any other Persons, the Contingent Payment, if earned.
Section 2.6.    Closing. Unless the Agreement is earlier terminated, the closing of the transactions contemplated hereby (the “Closing”) will take place on the third Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and at such place as Buyer and Sellers mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
Section 2.7.    Closing Deliveries by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Buyer:
(a)    a duly executed original copy of the Assignment and Assumption Agreement and Bill of Sale (the “Bill of Sale”) in substantially the form of Exhibit A, duly executed by Sellers;
(b)    the Intellectual Property Assignments substantially in the forms attached hereto as Exhibit C, Exhibit D, Exhibit E and Exhibit F, duly executed by Sellers;

(c)    the Escrow Agreement, duly executed by Sunlight Supply;
(d)    the Key Employee Offer Letters, duly executed by each Key Employee, respectively;
(e)    assignment in the form of Exhibit I hereto (the “Non-Affiliated Real Property Lease Assignments”), duly executed by the applicable Seller, transferring all of such Seller’s right, title and interest in and to the Non-Affiliated Real Property Leases set forth on Section 2.7(e) of Sellers’ Disclosure Schedule;
(f)    evidence of termination of all Affiliated Real Property Leases set forth on Section 2.7(f) of Sellers’ Disclosure Schedule, in form and substance reasonably acceptable to Buyer and signed leases as required by Section 6.2(n);
(g)    all Tax Clearance Certificates as provided under Section 5.3;
(h)    a certificate described in Treasury Regulations Section 1.1445-2(b)(2) from each Seller, in a form reasonably acceptable to Buyer and duly executed by each Seller, and an IRS Form W-9 form each Seller, properly completed and duly executed by each Seller;
(i)    a list of all Customers, together with their respective business addresses, as well as the telephone numbers and electronic mail addresses for those individuals employed by those Customers responsible for U.S. state and local sales and use Tax matters, to the extent known to Sellers;
(j)    evidence of termination of all agreements pursuant to which any Seller is granted any right to use, or other interest in, any Intellectual Property owned or purported to be owned by another Seller, including that certain Intellectual Property License Agreement dated April 19, 2002 between IP Holdings and Sunlight Supply, in form and substance reasonably acceptable to Buyer;
(k)    the pay-off letters (the “Pay-Off Letters”) in a form reasonably satisfactory to Buyer, with respect to the pay-off amounts of the Indebtedness of each Company from each of the Person listed on Section 2.7(k) of Sellers’ Disclosure Schedule, which Pay-Off Letters shall specify that all liens and guarantees related to such Indebtedness shall be terminated and released after satisfaction of the conditions specified therein;
(l)    such further instruments and documents as may be required to be delivered by Sellers pursuant to the terms of this Agreement or as may be reasonably requested by Buyer in connection with the Closing of the transactions contemplated by this Agreement and the Transaction Documents to complete the transfer of the Purchased Assets and the Business to Buyer, including good and sufficient instruments of assignment with respect to the Intellectual Property, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets; and

(m)    copies of documents filed by or on behalf of Sellers with the applicable Government Authority correcting the defects in the chain of title relating to certain Business Intellectual Property set forth on Section 2.7(m) of Sellers’ Disclosure Schedule, along with receipts or other documents evidencing that such documents have been filed with the applicable Governmental Authority, in each case, in form and substance reasonably acceptable to Buyer.
Section 2.8.    Closing Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered:
(a)    to Sellers, the Parent Shares in accordance with Section 2.5(a);
(b)    to Sellers, in accordance with Section 2.5(a) an amount in cash equal to the Cash Amount less (i) the Escrow Amount and (ii) the amounts payable pursuant to Section 2.8(d);
(c)    to the Escrow Agent, an amount equal to [INTENTIONALLY OMITTED] (the “Escrow Amount”); [INTENTIONALLY OMITTED] of which will be delivered by wire transfer of immediately-available funds, and [INTENTIONALLY OMITTED] of which will be delivered by transfer of the beneficial ownership of Stock Consideration to the Escrow Agent in accordance with the Escrow Agreement;
(d)    to each Person listed on Section 2.7(k) of Sellers’ Disclosure Schedule, the amount set forth opposite such Person’s name as the amount necessary, as set forth and in accordance with the applicable Pay-Off Letters, to fully discharge the Indebtedness undertaken by each Company to such Person and outstanding as of immediately prior to the Closing, which amount will be paid by wire transfer of immediately available funds in accordance with the instructions set forth in such schedule opposite such Person’s name;
(e)    to Sellers, the Bill of Sale, duly executed by Buyer;
(f)    to Sellers, the Escrow Agreement, duly executed by Buyer;
(g)    to Sellers, the Intellectual Property Assignments, duly executed by HGCI, Inc.;
(h)    to Sellers, the Key Employee Offer Letters, duly executed by Buyer;
(i)    and signed leases as required by Section 6.2(n); and
(j)    such further instruments and documents as may be required to be delivered by Buyer pursuant to the terms of this Agreement or as may be reasonably requested by Buyer in connection with the Closing of the transactions contemplated by this Agreement and the Transaction Documents.
Section 2.9.    Pre-Closing Delivery by Sellers; Adjustment. At least six Business Days prior to the Closing Date, Sellers will deliver to Buyer the projected, unaudited consolidated balance sheet of Sellers as of the end of the Business Day immediately preceding the Closing Date (the “Projected Closing Date Balance Sheet”), together with a statement based on the Projected Closing

Date Balance Sheet setting forth Sellers’ calculation of projected Net Working Capital as of the end of the Business Day immediately preceding the Closing Date (the “Projected Closing Date Net Working Capital”). The Projected Closing Date Balance Sheet and the Projected Closing Date Net Working Capital will be prepared in accordance with GAAP, applied in a manner consistent with the accounting practices used to prepare the Financial Statements as of and for the 12-month period ended December 31, 2017. Buyer will as promptly as practicable review the Projected Closing Date Balance Sheet and such statement of Projected Closing Date Net Working Capital, and the Parties will promptly discuss in good faith all comments and questions Buyer may have with respect to the Projected Closing Date Balance Sheet and such statement of Projected Closing Date Net Working Capital. If, following such discussions, (a) the Projected Closing Date Net Working Capital is an amount greater than the Target Net Working Capital, the Purchase Price and the Closing Payment will be increased by the amount of such excess, or (b) the Target Net Working Capital is an amount greater than the Projected Closing Date Net Working Capital, the Purchase Price and the Closing Payment will be decreased by the amount of such excess.
Section 2.10.    Closing Date Balance Sheet.
(a)    Promptly following the Closing Date, but in no event more than 90 days following the Closing Date, Buyer will prepare and deliver to Sellers (i) a pro forma balance sheet as of the end of the Business Day immediately preceding the Closing Date, which will be prepared in accordance with GAAP and consistently with the example provided in Section 2.10 of Sellers’ Disclosure Schedule (the “Closing Date Balance Sheet”), and (ii) a statement based on the Closing Date Balance Sheet setting forth Buyer’s calculation of the Closing Date Net Working Capital. Buyer will permit an agent for Sellers to review and to have reasonable access solely to the financial records of the Business necessary for such agent’s calculation of the Closing Date Balance Sheet and, during normal business hours, to Ann Rivers and any other employees responsible for the Closing Date Balance Sheet, and the Purchased Assets for purposes of reviewing the Closing Date Balance Sheet and the Closing Date Net Working Capital determination during the 60-calendar day period set forth in Section 2.10(b); provided, however, that such investigation shall not unreasonably disrupt the Companies’ or the Business’ operations.
(b)    Unless within 60 calendar days after delivery of the Closing Date Balance Sheet an agent for Sellers delivers to Buyer a notice setting forth, in reasonable detail, any good faith dispute as to the Closing Date Net Working Capital and the basis for such dispute (a “Dispute Notice”), Buyer’s calculation of the Closing Date Net Working Capital will be deemed accepted by Sellers and will be final and binding.
(c)    For 30 days after Buyer’s receipt of any Dispute Notice, an agent for Sellers and Buyer will endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice to reach definitive agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Date Net Working Capital, which amount will not be more than the amount thereof shown in Sellers’ calculations delivered pursuant to Section 2.10(b) (“Sellers’ Closing Date Net Working Capital”) nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.10(a) (“Buyer’s Closing Date Net Working Capital”). If the Parties are unable to resolve any matter in the Dispute Notice within such 30-calendar day period, Buyer and Sellers will engage KPMG LLP or another nationally recognized, independent accounting firm to be mutually agreed upon (the “Reviewing Accountant”). For the avoidance of doubt, no Party to this Agreement has a material relationship with KPMG, LLP. The fees and expenses of the Reviewing Accountant will be allocated and borne by Buyer, on the one hand, and Sellers, on the other hand, based on the inverse of the percentage that the Reviewing Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Reviewing Accountant.
(d)    Buyer and Sellers will instruct the Reviewing Accountant to resolve the disputed matters as promptly as practicable. The Reviewing Accountant will act as an expert, and not an arbitrator, and will resolve the amounts disputed in the Dispute Notice only, based solely on written submissions by Buyer and Sellers and not by independent review or audit, and applying only the principles set forth in this Agreement. The Parties will cooperate with each other and the Reviewing Accountant in connection with the matters set forth in this Section 2.10, including by furnishing such information as may be reasonably requested. Each Party will afford the other Party the reasonable and unrestricted opportunity to participate in all communications with the Reviewing Accountant. The Reviewing Accountant will give to Buyer and Sellers its written determination of its calculation of the Closing Date Net Working Capital (the “Final Closing Date Net Working Capital”), which determination will be made, to the extent practicable, within 30 days of the Reviewing Accountant’s engagement; provided, that, in no event will the Final Closing Date Net Working Capital be greater than the amount of Sellers’ calculation of the Closing Date Net Working Capital or less than the amount of Buyer’s calculation of the Closing Date Net Working Capital. The Reviewing Accountant’s determination will be final and binding and no Party will seek recourse to any Governmental Authority, arbitral body or otherwise, other than to collect any amounts due under this Section 2.10. Judgment may be entered to enforce the Reviewing Accountant’s determination in any court having jurisdiction over the Party against which such determination is to be enforced.
(e)    (i)    If the Final Closing Date Net Working Capital is an amount greater than the Projected Closing Date Net Working Capital, Buyer will pay in cash to Sellers, as an adjustment to the Purchase Price, an amount by which the Final Closing Date Net Working Capital exceeds the Projected Closing Date Net Working Capital, within five Business Days after the Final Closing Date Net Working Capital has been determined in accordance with this Section 2.10, by wire transfer of immediately-available funds;
(ii)    If the Final Closing Date Net Working Capital is an amount less than the Projected Closing Date Net Working Capital, Sellers will pay in cash to Buyer, as an adjustment to the Purchase Price, an amount by which the Projected Closing Date Net Working Capital exceeds the Final Closing Date Net Working Capital within five Business Days after the Final Closing Date Net Working Capital has been determined in accordance with this Section 2.10, by wire transfer of immediately-available funds; and
(iii)    If the Final Closing Date Net Working Capital equals the Projected Closing Date Net Working Capital, then no adjustment will be made to the Purchase Price.

Section 2.11.    Withholding. Sellers shall be responsible for all amounts required to be deducted and withheld from any amount payable by Buyer or any of its Affiliates pursuant to this Agreement (including payment of the Purchase Price, including the Contingent Payment, if any, and releases of amounts held in escrow and the Escrow Amount) under any applicable Tax Laws.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLERS
Each Seller, jointly and severally, represents and warrants to Buyer as to itself and as to the Purchased Assets only as to which such Seller has right, title and interest, as of the date hereof and as of the Closing Date as set forth in this Article III.
Section 3.1.    Organization and Qualification; Capitalization.
(a)    Each of Sunlight Supply and Sunlight Garden is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington, Sunlight ULC is an unlimited liability company duly organized, validly existing and in good standing under the Laws of the province of British Columbia and each of Columbia River and IP Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington. Each Company has all requisite power and authority to own, license, use, lease and operate its assets and properties (including any Purchased Assets owned by Sellers) and to carry on its business as it is now being conducted. Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned or leased by it or the operation of its business as currently conducted (including any Purchased Assets and the Business) makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, be material to the Business. Craig R. Hargreaves is the sole equity holder of Sunlight Supply and IP Holdings. The Hargreaves are the sole equity holders of Columbia River. Sunlight Supply is the sole equity holder of Sunlight Garden and Sunlight Garden is the sole equity holder of Sunlight ULC.
(b)    Each of the Hargreaves owns the Interests set forth opposite the name of such Seller on Section 3.1(a) of Sellers’ Disclosure Schedule. The Interests constitute all the issued and outstanding equity interests of Columbia River, all of which are duly authorized, validly issued and outstanding, fully paid up and nonassessable, free of any Encumbrances and any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever and are held of record by the Hargreaves. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition by Columbia River of any of its equity interests or any securities convertible into, or other rights to acquire, any such equity interests, (ii) relates to the voting or control of such equity interests or rights, or (iii) obligates Columbia River to grant, offer or enter into any of the foregoing. Except as set forth in Section 3.1(b) of Sellers’ Disclosure Schedule, Columbia River has not created any “phantom equity,” equity appreciation rights, profit participation rights or other similar rights with respect to Columbia River. Columbia River has not granted to any Person the right to demand or request that Columbia River effect a registration under the Securities Act of 1933, of any securities held by such Person or to include any securities of such Person in any such registration by Columbia River. The Hargreaves have good, legal, valid, and marketable title to the Interests, free and clear of all Encumbrances other than Permitted Encumbrances. Buyer will acquire, at Closing, good, legal, valid, and marketable title to the Interests, free and clear of all Encumbrances other than Permitted Encumbrances. Other than the Interests, no other Person owns any equity interest in Columbia River and no right of any kind to have any such equity interest issued. Columbia River does not own and has not owned, of record or beneficially, or control and has not controlled any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. Columbia River is not a party to or bound by any Contract to acquire any direct or indirect equity or ownership interest in any other Person or business. Columbia River is not obligated to provide funds or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.
Section 3.2.    Authority; Non-Contravention; Approvals.
(a)    Each Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery by each Seller of this Agreement and the Transaction Documents and the performance by each Seller of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized and approved by their respective Boards of Directors or other governing body and their requisite shareholders or members, as applicable. Except as set forth on Section 3.2(a) of Sellers’ Disclosure Schedule, no corporate or other action or proceeding on the part of any Seller or any other Person is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents by each Seller that is a party thereto or the performance and consummation by each Seller of the transactions contemplated by this Agreement and the Transaction Documents. This Agreement has been, and upon their execution the Transaction Documents will be, duly executed and delivered by each Seller that is party thereto and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Buyer and, with respect to the Escrow Agreement, the Escrow Agent, constitutes, and upon their execution the Transaction Documents will constitute, valid and binding obligations of each Seller that is party thereto, enforceable against such Sellers in accordance with their respective terms.
(b)    The execution and delivery by each of Sellers of this Agreement and the Transaction Documents that such Sellers are party to and the performance of the transactions contemplated by this Agreement and the Transaction Documents do not and will not (i) conflict with or result in a breach of any provision of the organizational documents of any Company, (ii) except as set forth in Section 3.2(b) of Sellers’ Disclosure Schedule, constitute a default or an event of default under (with or without due notice, lapse of time or both) or give rise to any obligation or any third party right to cancel, terminate or accelerate any obligation under, any material Contract to which any of the Hargreaves or the Companies is a party, by which any of the Hargreaves or the Companies may be bound or to which the Purchased Assets are subject, (iii) result in the creation of any Encumbrance on the Purchased Assets or any other right or asset of any of the Hargreaves or the Companies, (iv) violate any Law applicable to Sellers, the Business, the Purchased Assets or the Assumed Liabilities, or (v) require any authorization, consent, approval, waiver, exemption or other action by, or notice to, any party (other than Sellers) to any Purchased Contract (each, a “Consent”), except as disclosed in Section 3.2(b) of Sellers’ Disclosure Schedule.
(c)    Except for the filings by Sellers required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and as disclosed in Section 3.2(c) of Sellers’ Disclosure Schedule, and subject to the provisions of Section 5.8, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by Sellers or the performance by Sellers of the transactions contemplated by this Agreement and the Transaction Documents, except as could not reasonably be expected to have a Seller Material Adverse Effect or otherwise be material to the Business.
Section 3.3.    Financial Statements; Inventory.
(a)    Section 3.3 of Sellers’ Disclosure Schedule sets forth the audited balance sheet of the Business and for each Company for each of the two fiscal years ended December 31, 2016 and December 31, 2017 and the related unaudited consolidated statements of income and cash flows for such periods, and the related balance sheet (the “Interim Balance Sheet”) consolidated statements of income, and cash flows for the three-month period ended March 31, 2018 (collectively, the “Financial Statements”). The Financial Statements were derived from the books and records of the Companies and prepared in accordance with GAAP and fairly present the financial position and results of operations of the Business as of their respective dates and for the respective periods presented (subject to the absence of notes, recordation of Taxes and certain footnote disclosures otherwise required by GAAP, which are not material in nature or amount, individually or in the aggregate, to the Business). The books of account and other financial records of the Business are complete and correct in all material respects and have been maintained in the ordinary course of business consistent with past practice. The Companies maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements in accordance with GAAP and to maintain accountability for its assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
(b)    All Inventory, net of reserves, (i) currently consists of a quality and quantity that is marketable, good, useable (as to raw materials or work in process) and saleable (as to finished goods) in the ordinary course of business, (ii) has been created or acquired in the ordinary course of business, and (iii) is fit for the purpose for which it was procured or manufactured. None of the Inventory is held on consignment, or similar arrangement, by third parties. The amount and mix of items in the Inventories of supplies, in process and finished products are consistent with past business practice of Sellers with respect to the Business, and, to Sellers’ Knowledge, the year-to-

date Inventory shrink related to the Business is consistent with historical shrink incurred in the ordinary course of business.
Section 3.4.    Absence of Undisclosed Liabilities. Except as set forth in Section 3.4 of Sellers’ Disclosure Schedule, there are no material Liabilities relating to the Business of any nature, whether accrued, contingent or otherwise, and there is no existing condition, situation or set of facts or circumstances that reasonably could be expected to result in such a Liability, except for Liabilities (a) reflected on the Interim Balance Sheet, but only to the extent reflected therein, (b) that were incurred in the ordinary course of business since the date of the Interim Balance Sheet and that could not reasonably be expected to be material to the Business, or (c) transaction expenses relating to the transactions contemplated by this Agreement or the Transaction Documents, all of which are the responsibility of Sellers.
Section 3.5.    Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet (a) there has not been any event, circumstance, change or effect that has had or could reasonably be expected to have a Business Material Adverse Effect, (b) except as disclosed in Section 3.5 of Sellers’ Disclosure Schedule, the Business has been conducted only in the ordinary course of business, and (c) none of the Hargreaves or the Companies has taken any action which, if taken after the date of this Agreement without Buyer’s consent, would be prohibited under Section 5.1(a)-(r).
Section 3.6.    Tax Matters.
(a)    All Tax Returns required to have been filed with respect to the Business or the Purchased Assets have been timely filed and are true, correct and complete in all material respects. Except as set forth in Section 3.6 of Sellers’ Disclosure Schedule, none of the Tax Returns with respect to the Purchased Assets or the Business is currently subject to a grant of any extension of time within which to file such Tax Return.
(b)    All Taxes that are due and payable with respect to the Business or the Purchased Assets (whether or not shown on any Tax Return) have been timely and fully paid.
(c)    All Taxes required to be withheld by any Seller with respect to the Purchased Assets or the Business in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld and all such withheld Taxes have been timely paid over and reported to the proper Governmental Authority in accordance with applicable Law.
(d)    No deficiencies for Taxes have been claimed, threatened, proposed or assessed or, to Sellers’ Knowledge, are expected to be claimed, threatened, proposed or assessed, in each case, with respect to the Purchased Assets or the Business. Section 3.6(d) of Sellers’ Disclosure Schedule contains a complete list of all Tax audits, examinations and investigations with respect to the Business or the Purchased Assets that have been completed or are currently pending and a description in reasonable detail of any deficiencies that have been paid or are currently being contested. Except as described in Section 3.6(d) of Sellers’ Disclosure Schedule, no Seller has given or been requested to give any waiver or extension (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or payment of Taxes with respect to the Business or the Purchased Assets.
(e)    There are no Encumbrances for Taxes on any of the Purchased Assets (other than for Taxes not yet due and payable or not yet delinquent), and to Sellers’ Knowledge there is no basis for the assertion of any claims for Taxes which could result in any such Encumbrance.
(f)    No claim has been made to Sellers by a Governmental Authority that any Seller has nexus or is required to file Tax Returns or pay Taxes (in each case, with respect to the Purchased Assets or the Business) in a jurisdiction where it does not file such Tax Returns or pay such Taxes. Each Seller has filed income Tax Returns in all jurisdictions where such Seller holds Tangible Property or makes payments through payroll.
(g)    No Seller has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding or similar provision of Law), in each case related to the Business or the Purchased Assets.
(h)    None of the Purchased Assets is (i) property required to be treated as being owned by another Person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iv) subject to any similar provision of Law.
(i)    None of the Purchased Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity treated for U.S. federal (and applicable U.S. state and local) income Tax purposes as a corporation, partnership, trust or real estate mortgage investment conduit, except for the Interests.
(j)    There is no Liability under any Contract that is a Purchased Asset to pay, share or indemnify for the Taxes of any other Person (other than Liabilities under such Contracts entered into in the ordinary course of business that do not relate primarily to Taxes).
(k)    No Seller has engaged in a “reportable transaction” involving the Purchased Assets or the Business, as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a comparable or similar provision of applicable Law.
(l)    No Seller of United States real property (within the meaning of Section 897 of the Code) is a “foreign person” within the meaning of Section 1445 of the Code.
(m)    Each Seller has complied with all applicable Laws relating to escheat, property, sales, use, goods and services or other commodity Taxes with respect to the Purchased Assets and the Business.

(n)    Sunlight Supply has duly elected to be treated as, and at all times since making its “S” election on June 28, 2002, has been an “S corporation” pursuant to Section 1362 of the Code and the Laws of each state and other jurisdiction in which the Company conducts business or could otherwise be subject to income Taxes. Sunlight Garden has duly elected to be treated as, and has, at all times since its incorporation, been, a “qualified Subchapter S subsidiary” pursuant to Section 1361(b)(3)(B) of the Code and the laws of each state and other jurisdiction in which Sunlight Supply conducts business or could otherwise be subject to income Taxes.
(o)    Columbia River is and has, at all times since its formation, been, a partnership for U.S. federal (and applicable state and local) income tax purposes.
Section 3.7.    ERISA and Employee Benefits.
(a)    Section 3.7 of Sellers’ Disclosure Schedule sets forth a complete and accurate list of (i) all employee benefit plans, programs and arrangements, including all profit-sharing, bonus, commission, stock option, stock appreciation, pension, retirement, deferred compensation, post-retirement medical or life insurance, severance, welfare (e.g., medical, dental, vision, life insurance, death benefits), cafeteria, fringe benefit, incentive, sick leave or other leave of absence, vacation, short- or long-term disability, retention and salary continuation, plans, programs and arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective of terminated), in any case, established, maintained, sponsored or contributed to in connection with the Business for the benefit of any present or former Employees, directors, officers, shareholders, consultants, or independent contractors of the Business or with respect to which any Company or ERISA Affiliate has made or is required to make payments, transfers, or contributions, or under which the Company or any ERISA Affiliate has any potential liability (the “Benefit Plans”), and (ii) each employment or severance agreement addressed to or covering any Employees, directors, officers, consultants, or independent contractors of the Business pursuant to which any Company or any ERISA Affiliate has any actual or contingent Liability or obligation, or where those agreements are oral, accurate and complete summaries of their terms. No Company or ERISA Affiliate has Liability with respect to any plan, agreement, program or arrangement of the type described in the preceding sentence other than the Benefit Plans.
(b)    With respect to each Benefit Plan, Sellers have made available to Buyer true and complete copies of each Benefit Plan document and any amendments thereto (or, if not written, a written summary of its material terms), along with, to the extent applicable, copies of all trust agreements, and any amendments thereto, insurance contracts, or other funding vehicles; summary plan descriptions and summaries of material modifications; for the three most recent years (i) annual reports (Form 5500 series and attached schedules), (ii) audited financial statements, and (iii) actuarial or other valuation reports prepared with respect thereto; the most recent determination, advisory, or opinion letter issued by the IRS; nondiscrimination tests for the previous three years; all material, non-routine correspondence relating to the imposition of liability on a Company or an ERISA Affiliate in relation to any Benefit Plan between such Company or ERISA Affiliate or any of their representatives and any Governmental Authority; and any documents, forms or other instruments relating to any Benefit Plan reasonably requested by Buyer.

(c)    Each Benefit Plan has been maintained and operated, from the time of such Benefit Plan’s inception up to and including the Closing Date, in accordance with its terms and in accordance with applicable Law, including ERISA and the Code. As of the date hereof, there are no Actions pending, or threatened, with respect to any Benefit Plan (other than routine claims for benefits in the ordinary course of business), nor is there any basis for one. With respect to the Benefit Plans, no breaches of fiduciary duty and no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) have occurred that could reasonably be expected to give rise to any Liability on the part of any Company or any ERISA Affiliates. No condition exists and no event has occurred that could constitute grounds for termination of any Benefit Plan, and no Company or any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Benefit Plan, whether or not waived.
(d)    Each Company and each ERISA Affiliate, as applicable, has complied with the terms of each employment agreement and each severance agreement pursuant to which the Company or the ERISA Affiliate is a party. Columbia River does not, and has never, employed any employees.
(e)    Each Company and each ERISA Affiliate, as applicable, has complied with all reporting and disclosure obligations to all governmental entities and all participants and beneficiaries with respect to each Benefit Plan required by the terms of such Benefit Plan and any Law, including but not limited to ERISA, the Code and the Sarbanes-Oxley Act of 2002.
(f)    No Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has an obligation to contribute to (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (iv) any “multiple employer plan” within the meaning of Section 210(a) of ERISA.
(g)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is currently so qualified and has received a favorable determination letter from the IRS, or with respect to a prototype plan or volume submitter plan, each Company, as applicable, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such Benefit Plan is so qualified and that the trust related thereto is exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, there are no facts or circumstances that would reasonably be expected to result in the loss of the qualification of such Benefit Plan.
(h)    Each Benefit Plan which is a “cafeteria” or other similar plan that is intended to satisfy the requirements of Section 125 of the Code does satisfy such requirements from the time of such Benefit Plan’s inception up to and including the Closing Date.

(i)    With respect to each Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to any Person beyond their termination of employment (other than to the extent required by Law, including group health plan continuation coverage required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law).
(j)    With respect to each Benefit Plan that is a “group health plan” under Section 4980B of the Code or Section 607(1) of ERISA, there has been timely compliance in all material respects with all requirements imposed under Section 4980B of the Code and Part 6 of Title I of ERISA, so that no Company nor any ERISA Affiliate has any (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such Benefit Plan.
(k)    With respect to each Benefit Plan that is a “group health plan” under Section 9832 of the Code or Section 733 of ERISA, such Benefit Plan has been maintained in compliance in all material respects with all requirements imposed under Subtitle K of the Code and Part 7 of Title I of ERISA, so that no Company nor any of its ERISA Affiliates has any (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such Benefit Plan. If any Company or any Benefit Plan is treated as a “covered entity” under the Privacy and Security Standards at 45 CFR Parts 160 through 164, such covered entities have complied in all material respects with such standards beginning with the effective date of such standards to such covered entities.
(l)    No Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(m)    All contributions, reserves or premium payments (including all employer contributions and employee salary reduction contributions) that are due as of the date hereof have been made to each Benefit Plan and have been or are fully deductible under the Code.
(n)    With respect to any insurance policy providing funding for benefits under any Benefit Plan, there is no Liability of any Company in the nature of a retroactive rate adjustment, loss sharing agreement or other actual or contingency Liability.
(o)    Neither the execution and delivery of this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such result) nor the consummation of the transactions contemplated hereby shall result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit due under any Benefit Plan.
(p)    No Company is party to any agreement that creates an obligation to make any payments that reimburse or otherwise gross up any Person for any Taxes imposed under Sections 409A or 4999 of the Code.

(q)    No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of any Company who is a “disqualified individual” (as such term is defined in the Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(r)    No Benefit Plan provides benefits to any individual who is not a current or former employee of a Company, or the dependents or other beneficiaries of any such current or former employee.
(s)    No Company is a party or subject to any union contract or any employment contract or arrangement providing for annual future compensation to any employee, owner, shareholder or independent contractor of any Company or any ERISA Affiliate, including (without limitation) any severance or other similar contract, arrangement or policy, whether written or oral, providing for compensation or benefits upon termination.
(t)    For the avoidance of doubt, representations contained in this Section 3.7 that contain references to specific sections of the Code or ERISA are not intended to apply to the Benefit Plans maintained by Sunlight ULC to the extent such sections are inapplicable to such Benefit Plans.
Section 3.8.    Employment Matters.
(a)    Section 3.8 of Sellers’ Disclosure Schedule contains a list of all Employees, contractors, and other service providers as of the date hereof and sets forth for each such individual the following as of the date hereof: (i) title or position (including whether full or part time), (ii) hire date, (iii) age (for employees working in Canada only), (iv) annual base compensation or hourly rate, (v) commission, bonus or other incentive-based compensation, (vi) work location, (vii) leave status, (viii) exempt/non-exempt classification, (ix) accrued vacation, and (x) a description of any material fringe benefits provided to each such individual. Such information shall be updated upon reasonable request by Buyer and five days prior to the Closing Date.
(b)    No Company is a party to or bound by any collective bargaining, works council or other agreement with a labor organization or representative covering the Employees, and there are no ongoing or threatened, and have not been in the past three years, any union organizing activities, strikes, lockouts, slowdowns or work stoppages involving the Employees.
(c)    Except as set forth in Section 3.8(c) of Sellers’ Disclosure Schedule, (i) each Company is, and has been for the past three years, in compliance in all material respects with all applicable Laws, Contracts, agreements, and policies relating to employment and terms and conditions of employment, including Laws regarding wages and hours (including those regulating the timing of payments, wage notices, classification of employees as exempt or non-exempt, payment of overtime and minimum wages, hours of work, and provision of mandated meal and rest breaks), termination of employment (including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) (the “WARN Act”), occupational safety and health, human rights, pay equity, classification of service providers as independent contractors, consultants or employees, immigration, background checks, employment record retention, and paid and unpaid leave, (ii) there are no, and for the past three years have not been any, unfair labor practice charges or complaints against any Company and to Sellers’ Knowledge, no such charges or complaints are threatened, and (iii) there is no Action pending, and have been no Actions in the past three years, against any Company alleging violations of any employment Laws, or brought by or on behalf of any current or former Employee or other service provider, or applicant.
Section 3.9.    Litigation. Except as set forth in Section 3.9 of Sellers’ Disclosure Schedule, there is no Action pending or, to Sellers’ Knowledge, threatened against or affecting any of the Hargreaves or the Companies relating to or affecting the Purchased Assets, the Business or the Assumed Liabilities. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements (collectively, “Orders”) rendered against the Hargreaves or the Companies that restrict the Business, the Purchased Assets or the Assumed Liabilities or to which any of the foregoing is subject.
Section 3.10.    No Violation of Law; Permits.
(a)    Except as set forth in Section 3.10 of Sellers’ Disclosure Schedule, each Company is and, since January 1, 2012, has been, in compliance in all material respects with, and is not in violation, in any material respect, of, all Laws applicable to the Business, the Purchased Assets or the Assumed Liabilities and no Company has received written notice of any noncompliance with, or violation of, any such Laws. To Sellers’ Knowledge, no event has occurred that shall (with or without notice or lapse of time) constitute or result in a violation, in any material respect, by any Company of, or a failure on the part of any Company to comply with, any Law that is applicable to the Business, any of the Purchased Assets or the Assumed Liabilities. No Company has received any written notice (or, to Sellers’ Knowledge, other communication) from any Person regarding any actual or possible violation of, or failure to comply with, any Law that is applicable to the Business, any of the Purchased Assets or the Assumed Liabilities.
(b)    All material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority to the extent they relate to the Business have been filed. All such reports and filings were in compliance with applicable Laws when filed or as amended or supplemented, and no deficiencies have been asserted by any such Governmental Authority with respect to such reports and filings.
(c)    The Company has not applied for or received, is and will be entitled to, or is and will be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority in connection with the Business.
(d)    The Purchased Assets include all Permits that are now, or at the time of the Closing will be, used or held for use in or otherwise related to or necessary for the conduct of the Business as currently conducted and the Purchased Assets, and all such Permits are listed in Section 3.10(d) of Sellers’ Disclosure Schedule (collectively, the “Business Permits”). All Business Permits have been legally obtained and maintained and are in full force and effect. None of the Companies, the Business or any of the Purchased Assets is in violation of, in any material respect, or is being operated in violation of, in any material respect, the terms of any Business Permit. No Business Permit will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated hereby and the Transaction Documents.
(e)    Except as set forth in Section 3.10(e) of Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance of any of the transactions contemplated hereby will (i) require any assignment, consent, waiver or other action in respect of any Business Permit, (ii) result in the termination or modification of any Business Permit, or (iii) result in a need for additional Permits.
(f)    Without limiting the generality of the foregoing, each Company is and, since, January 1, 2013, has been, in compliance with the U.S. economic sanctions, the U.S. export control laws (including anti-boycott laws), and the U.S. import laws. None of the Companies has engaged or currently engages in transactions or other dealings with or involving any countries or territories subject to a comprehensive U.S. embargo or any parties subject to U.S. economic sanctions or export control restrictions. None of the merchandise imported into the United States by any of the Companies: (i) is subject to any antidumping or countervailing duties; (ii) include steel or aluminum products subject to duties under Section 232 of the Trade Expansion Act of 1962; or (iii) include products from China potentially subject to additional duties pursuant to actions taken by the U.S. government pursuant to Section 301 of the Trade Act of 1974.
Section 3.11.    Title to Purchased Assets; Encumbrances. Sellers have good, valid and marketable title to, or good, valid and subsisting leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and, at the Closing, will convey to Buyer good, valid and marketable title to, or good, valid and subsisting leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
Section 3.12.    Entire Business; Sufficiency. The Purchased Assets constitute all of the assets, properties and rights used in or necessary for the conduct of the Business as heretofore conducted by the Hargreaves and the Companies (except for the Excluded Assets) and, together with the Transferring Employees, are adequate to conduct the Business as presently conducted. Immediately following the Closing, neither Sellers nor any of their respective Affiliates will own or lease any assets, properties or rights that are necessary for the conduct of the Business. There are no facilities, services, assets or properties that are used by Sellers in the conduct or operation of the Business and that are not required to be transferred to Buyer pursuant to the provisions of this Agreement or the Transaction Documents other than the Excluded Assets. Upon consummation of the transactions contemplated by this Agreement, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances.
Section 3.13.    Solvency. Sellers are not, and immediately prior to and following the transfer of the Purchased Assets to Buyer will not be, insolvent, as determined under any applicable bankruptcy, insolvency, fraudulent conveyance of similar Laws or any applicable jurisdiction.

Section 3.14.    Insurance. Section 3.14 of Sellers’ Disclosure Schedule sets forth a complete and correct list of all insurance policies (other than insurance policies that provide benefits under any Benefit Plan) held by or on behalf of the Hargreaves or the Companies relating to the Business and a brief description of such policies, including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms, a brief description of the interests insured by such policies and the amount of any deductible. Sellers have delivered to Buyer a complete and correct copy of all such policies together with all riders and amendments thereto. Except as disclosed on Section 3.14 of Sellers’ Disclosure Schedule, neither the Hargreaves nor the Companies maintain any self-insurance arrangement with respect to the Business. The insurance policies listed on Section 3.14 of Sellers’ Disclosure Schedule include all policies of insurance that are required by the Purchased Contracts in the amounts required under such Purchased Contracts. All the insurance policies listed on Section 3.14 of Sellers’ Disclosure Schedule are in full force and effect, all premiums due and payable thereon covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received or, to Sellers’ Knowledge, threatened with respect to any such policy. To Seller’s Knowledge, no insurer is in breach of its obligations under any such policy nor has any such insurer made a general assignment for the benefit of its creditors, filed a petition in bankruptcy or liquidation or commenced any proceeding for a reorganization or arrangement of debts. The Purchased Assets and the properties and risks of the Business are covered by valid and currently effective insurance policies issued specifically for the benefit of the Business, in each case with reputable insurance companies, in such types and amounts covering such risks as are consistent with customary practices and standards of companies engaged in business and operations similar to the Business.
Section 3.15.    Material Contracts.
(a)    Section 3.15 of Sellers’ Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 3.15, each Contract (and in the case of an oral Contract, the material terms of such Contract) relating to the Business to which any of the Companies or the Hargreaves is a party or to which any of the assets of the Business are bound, including any Contract:
(i)    relating to the Indebtedness of the Business, the guarantee of the repayment of Indebtedness of the Business or the grant of any Encumbrance on any property or asset of the Business, including the Purchased Assets;
(ii)    providing for the employment of any Person;
(iii)    containing covenants limiting the freedom of Sellers to compete in any line of business or with any Person or in any geographic area or market or containing any such covenants that would bind Buyer or any part of the Business following the Closing;
(iv)    concerning any Business Intellectual Property, including the development, acquisition or licensing thereof;
(v)    with any current or former managers, directors, officers, employees, members or shareholders of the Companies or Affiliates of the Companies or the Hargreaves;

(vi)    providing for the future or ongoing purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, services, merchandise or equipment in excess of $200,000;
(vii)    granting to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset, property or service of the Companies or the Hargreaves;
(viii)    pertaining to the lease of equipment or other personal property involving payments in excess of $200,000;
(ix)    providing for any offset, countertrade or barter arrangement;
(x)    containing a “most favored nation,” “most favored customer,” “most favored licensee,” exclusivity or similar provision;
(xi)    involving a distributor, sales representative, broker or advertising arrangement that (A) involves payments of more than $200,000 during any 12-month period, or (B) regardless of the amounts payable thereunder, by its express terms is not terminable by any of the Companies or the Hargreaves at will or by giving notice of 30 days or less, without Liability;
(xii)    with any customer that involves payments of more than $200,000 during any 12-month period;
(xiii)    involving Tax sharing, a joint venture or partnership or the sharing of profits, Losses, costs or Liability by the Companies or the Hargreaves with any other Person;
(xiv)    involving management services, consulting services, support services or any other similar services;
(xv)    involving the acquisition or disposition of any business enterprise whether via stock or asset purchase or otherwise;
(xvi)    granting a power of attorney to any Person;
(xvii)    providing for a business alliance or commission payments to any third party;
(xviii)    involving any Governmental Authority;
(xix)    involving the export of any goods outside of the United States and Canada;
(xx)    providing for a lease, sublease, license or occupancy agreement, together with all amendments or supplements thereto, with respect to Leased Real Property (collectively, “Real Property Leases”) or involving the lease of personal property and involving annual payments in excess of $200,000 relating to personal property used in operation of the Business;
(xxi)    involving a material settlement or compromise of any suit, claim, proceeding or dispute relating to the Business;
(xxii)    that provides for future payments or a purchase from the Business that is conditioned, in whole or in part, on a change of control of the Business;
(xxiii)    that was not made in the ordinary course of business, consistent with past practice; and
(xxiv)    that is otherwise material to the Business or the Purchased Assets (the contracts described in clauses (i)-(xxiv) are each, a “Material Contract” and collectively, the “Material Contracts”).
(b)    Sellers have provided to Buyer true and complete copies of each Material Contract, as amended through the Closing Date. Each Material Contract is a valid, binding and enforceable obligation of the Hargreaves or the Companies (as applicable) and, to Sellers’ Knowledge, the other parties thereto, enforceable in accordance with its terms. With respect to the Material Contracts listed on Section 3.15 of Sellers’ Disclosure Schedule (or required to be listed on Section 3.15 of Sellers’ Disclosure Schedule), (i) none of the Hargreaves or the Companies (as applicable) is in default under or in violation of any Material Contract, (ii) no event has occurred that, with notice or lapse of time or both, would constitute such a default or violation, (iii) none of the Hargreaves or the Companies (as applicable) has released any of its rights under any Material Contract, and (iv) no party to a Material Contract has repudiated any of the terms thereof or threatened to terminate, cancel or not renew any Material Contract.
Section 3.16.    Tangible Personal Property. The Tangible Property is in good operating condition and is adequate and suitable to conduct the Business as currently conducted, subject to continued repair and replacement in accordance with past practice, and neither the Companies nor the Hargreaves have received notice that any of the Tangible Property is in violation, in any material respect, of any existing Law or Order of any Governmental Authority. During the past three years there has not been any interruption of the operations of the Business due to inadequate maintenance or repair of the Tangible Property. No approval or consent of any Person is needed so that the interest of Sellers in the Tangible Property will continue to be in full force and effect and enforceable by Buyer following the Closing.
Section 3.17.    Receivables; Disputed Accounts Payable. All Receivables reflected on the Financial Statements are, and all Receivables arising from or otherwise relating to the Business will, at the Closing Date, be valid and genuine arising in the ordinary course of business from bona fide sales of products and services in the aggregate amount thereof subject to normal and customary trade discounts, customer allowances for discounts, returns, markdowns, co-op advertising and operational chargebacks, less any bona fide reserves for doubtful accounts in amounts consistent with those recorded on the most recent balance sheet included in the Financial Statements.

Section 3.18.    Intellectual Property.
(a)    Section 3.18 of Sellers’ Disclosure Schedule sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered trademarks, country of use and date of first use, a complete and correct list of all of the following Business Intellectual Property: (i) patents and applications therefor; (ii) registered copyrights and applications therefor; (iii) registered trademarks, material unregistered trademarks, and applications for the registration of trademarks; (iv) Software; (v) domain name registrations and applications therefor; and (vi) all licenses or similar agreements related to Intellectual Property to which Seller or any of its Subsidiaries is a party (including agreements or consents that restrict the territory or field of use with respect to any of the Intellectual Property included in the Purchased Assets, but excluding licenses for commercially available off-the-shelf Software). All fees associated with any Business Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority and, except as set forth on Section 3.18 of Sellers’ Disclosure Schedule, no such fees are due within the three-month period after the Closing Date. Except as set forth on Section 3.18 of Sellers’ Disclosure Schedule, all of the Business Intellectual Property required to be listed thereon has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Intellectual Property law, and such registrations, filings, issuances and other actions remain in full force and effect.
(b)    Except pursuant to a Material Contract set forth on Section 3.15 of Sellers’ Disclosure Schedule or as otherwise set forth on Section 3.18 of Sellers’ Disclosure Schedule, all of the Intellectual Property used in the conduct of the Business is owned solely by Sellers and Sellers have the exclusive right to use and possess such Intellectual Property for the life thereof for any purpose, free from (i) any Encumbrances (except for Permitted Encumbrances) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to a Material Contract set forth on Section 3.15 of Sellers’ Disclosure Schedule, neither of Sellers has licensed or otherwise granted any right to any Person under any Business Intellectual Property and has not otherwise agreed not to assert any Business Intellectual Property against any Person.
(c)    Except as set forth on Section 3.18 of Sellers’ Disclosure Schedule, all Employees have received a copy, and acknowledged their agreement in writing regarding the substance, of Sellers’ Employee Handbook, a true and correct copy of which is annexed hereto as Exhibit J (the “Employee Handbook”), which Employee Handbook provides, among other things, that all Employees are deemed to be performing “work for hire” for Sellers. No manager, director, officer, member, shareholder, employee, consultant, contractor, agent or other Representative of Sellers owns or claims any rights in (nor has any of them made application for) any Business Intellectual Property and all such individuals have executed written agreements pursuant to which Business Intellectual Property has been assigned to the applicable Seller.
(d)    The Business as currently conducted, including the possession, use, disclosure, copying or distribution of any information, data, products or other Tangible Property or intangible property in the possession of Sellers has not infringed, misappropriated, diluted, violated or otherwise conflicted with, does not and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does or will the operation of the Business, as currently conducted, constitute unfair competition or deceptive or unfair trade practice. Except as set forth in Section 3.18(d) of Sellers’ Disclosure Schedule, the Business Intellectual Property is not being infringed or otherwise used or available for use by any Person other than Sellers and customers or end users in the ordinary course of business, except pursuant to a Material Contract listed on Section 3.15 of Sellers’ Disclosure Schedule.
(e)    Sellers have taken all steps reasonable under the circumstances to enforce, protect and maintain the Business Intellectual Property, including protecting the confidentiality of trade secrets and other proprietary information. All of the Business Intellectual Property is valid and enforceable. No loss or expiration of any of the Business Intellectual Property is threatened, pending or, to Sellers’ Knowledge, reasonably foreseeable (other than patents expiring at the end of their respective statutory terms).
(f)    Except as set forth on Section 3.18 of Sellers’ Disclosure Schedule, no Action is pending or threatened that (i) challenges the rights of Sellers in respect of any Intellectual Property utilized in the Business, (ii) asserts that the operation or conduct of the Business is, was or will be infringing or otherwise in violation of any Intellectual Property, or is (except as set forth in a Material Contract listed on Section 3.15 of Sellers’ Disclosure Schedule) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property, or (iii) claims that any default exists under any Material Contract set forth or required to be set forth on Section 3.15 of Sellers’ Disclosure Schedule. Except as set forth on Section 3.18 of Sellers’ Disclosure Schedule, none of the Business Intellectual Property is or has been subject to any Law or order, and no Seller has been subject to any Law or order relating to the Business in respect of any other Person’s Intellectual Property.
(g)    Sellers have complied at all times with all relevant requirements of any applicable data protection and privacy related Laws, order or industry standard setting organizations, including compliance with Sellers’ own data protection principles, requests from data subjects for access to data held by Sellers and any Law, order or industry standard requirements relating to the registration of data users insofar as the same pertain to any aspect of the Business. Sellers have not received any order or other notification from a Governmental Authority regarding non-compliance or violation of any data protection principles or Law. No Person has claimed any compensation from Sellers for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim insofar as the same relate to the Business.
(h)    The products and services of the Business have not used and do not use Open Source Materials in such a way that grants, or purports to grant, to any third party any rights or immunities under any Business Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code or other human readable form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge).

(i)    There are, to Sellers’ Knowledge, no material defects in any of the Software or Information Systems used in connection with the Business that (i) prevent such Software or Information System from operating or being provided substantially as described in its related documentation or specifications and otherwise in fulfillment of its intended purpose or (ii) that may, or may be used to, improperly access, modify, delete, damage or disable any Software or Information Systems used in connection with the Business or that would reasonably be expected to result in material damage thereto. All Information Systems are sufficient for the conduct of the Business as currently conducted and have for the last three years been maintained in a commercially reasonable manner. Sellers have used commercially reasonable means to protect the security and integrity of all Information Systems and all data held in connection with the Business.
Section 3.19.    Real Property.
(a)    The Asset Sellers do not own any real property. Section 3.19(a) of Sellers’ Disclosure Schedule identifies the parcels of real property that are owned by Columbia River, including the address thereof (the “Owned Real Property”). Columbia River is in possession of all Owned Real Property and has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances and for those Encumbrances set forth on Section 3.19(a) of Sellers’ Disclosure Schedule.
(b)    Section 3.19(b) of Sellers’ Disclosure Schedule sets forth a correct and complete list of all Real Property that is currently leased, licensed, subleased or otherwise used by the Asset Sellers (the “Leased Real Property”). All of the Leased Real Property is used or occupied by the applicable Asset Seller pursuant to a Real Property Lease.
(c)    Other than as set forth on Section 3.19(c) of Sellers’ Disclosure Schedule, the Hargreaves do not own any real property or lease, license, sublease or otherwise use any real property in connection with the Business.
(d)    The occupancy, use and operation of the Real Property complies in all material respects with all applicable Law and Permits. The condition and use of the Real Property in all material respects conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. The Real Property and the appurtenant easements include all of the land, buildings, offices, structures, appurtenant easements and other improvements used or held for use in connection with or otherwise required to carry on the Business.
(e)    There are no pending or, to Sellers’ Knowledge, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Real Property.
(f)    The Companies enjoy peaceful and undisturbed possession of the Real Property. To Sellers’ Knowledge, all of the buildings, fixtures, structures and systems located on the Real Property and used or occupied by the Companies are in good condition and repair (subject to ordinary wear and tear) and operating condition for the conduct of the Business as currently conducted.

(g)    Except as set forth on Section 3.19(g) of Sellers’ Disclosure Schedule, the Real Property is not subject to any subleases, licenses, or sub-tenancies of any kind, and no Person (other than the Companies) is in possession of any of the Real Property.
(h)    The operation of the Business at each location that is subject to an Affiliated Real Property Lease on the date of this Agreement does not violate, and as of the Closing Date will not violate, the authorized use provision set forth in Section 1.2 of Exhibit L.
Section 3.20.    Environmental Matters.
(a)    (i) The Companies possess all Permits required by applicable Laws relating to Environmental Laws, (ii) the Companies and operations of the Business are and have been since January 1, 2013 in full compliance with all terms and conditions of such Permits and all Environmental Laws, and (iii) there are no current circumstances which could reasonably be expected to give rise to any material Liability, obligation or duty in relation to any non-compliance with Environmental Laws.
(b)    None of the Companies or the Hargreaves have received any written request for information, notice, demand letter, notice of investigation, administrative inquiry or complaint or claim relating to any Environmental Condition or Liability under any Environmental Law.
(c)    Except as has been fully resolved with no further Liability, there are no threatened orders, writs, judgments, awards, injunctions or decrees of any Governmental Authority or Actions with respect to any non-compliance with, or any Liability under Environmental Laws or under Contracts concerning Environmental matters relating to current or past circumstances against the Companies or the Business.
(d)    To the extent that any of the Real Property or any building, plant, machinery, equipment or other assets employed in the conduct of the Business contains any asbestos or asbestos containing material which is regulated by Environmental Law, such asbestos or asbestos containing material is currently being managed in compliance with Environmental Law.
(e)    There has been no Release of any Hazardous Substance at, on, under, or migrating from any properties currently or formerly owned, leased or operated by the Companies or the Business that requires or shall require reporting, investigation, assessment, clean-up, remediation or any other response action pursuant to any Environmental Law or any Contract.
(f)    None of the Companies or the Business has assumed, undertaken, agreed to indemnify, or otherwise become subject to any Liability of any other Person relating to or arising from any Environmental Law or Environmental Matter.
(g)    To Sellers’ Knowledge, no Real Property will require a material capital expenditure or material annual operating expense increase during the two years following the Closing to comply with any Environmental Law.

(h)    Sellers have made available to Buyer true and complete copies of any and all material documents, correspondence, pleadings, reports, assessments, analytical results, Permits relating to Environmental Laws, or other documents concerning Environmental Laws or the presence of Hazardous Substances as contamination in the air, soil and, surface water, groundwater and subsurface or subsurface strata of any Real Property, which could reasonably be expected to give rise to Environmental Loss.
Section 3.21.    Casualties. Except as set forth on Section 3.21 of Sellers’ Disclosure Schedule, since December 31, 2017, neither the Business nor any Purchased Asset has been materially affected in any way by or as a result of any flood, fire, mudslide, landslide, explosion or other casualty (whether or not covered by insurance).
Section 3.22.    Product Warranties; Product Liability.
(a)    Sellers have provided to Buyer true and accurate copies of the standard terms and conditions of the sale of products by the Companies (containing applicable guaranty, warranty and indemnity provisions).
(b)     (i) No Company has, since January 1, 2012, manufactured, sold or distributed any products that were, at the time they were manufactured, sold or distributed, faulty or defective or did not comply with any and all warranties or representations expressly made or implied by or on behalf of the applicable Company and (ii) except as set forth on Section 3.22(b)(i) of Sellers’ Disclosure Schedule, all products manufactured, sold, distributed, provided, shipped or licensed by any Company and each service rendered by any Company has conformed with all applicable contractual commitments, warranties and Laws, and there are no material design, manufacturing or other defects, latent or otherwise, in such products.
(c)    All products manufactured, sold, distributed, provided, shipped or licensed by any Company have complied in all material respects with all requirements of Laws and regulation related to warning labels, packaging, containers, and all other labeling requirements.
(d)    In the five-year period prior to the Closing Date, no written service or product warranty, recall indemnity or similar claims have been made by any Person against any Company in connection with the Business. In the five-year period prior to the Closing Date, no Company has received any written notice of any Actions for any other product Liability, backcharge, additional work, field repair or other claim by any third party (whether based on Contract or tort and whether relating to personal injury, including death, property damage or economic Loss) arising from (i) the sale or distribution of products by any Company in connection with the Business, or (ii) the operation of the Business.
Section 3.23.    Product Registrations; Universal Product Codes.
(a)    All information pertaining to, used in, or comprising the information and documentation necessary for the Business Product Registrations is true and correct in all respects, and complies with all applicable Laws and regulations.

(b)     All applications, filings and records submitted to any Governmental Authority to obtain the grant of the Business Product Registrations at all times have been truthful in all respects, not misleading or fraudulent and in compliance with all applicable Laws and regulations.
(c)    Each Company and, to Sellers’ Knowledge, each applicable third party has paid and is in good standing regarding all fees, mill assessments, penalties, Taxes or other monetary obligations of any kind owed to any Governmental Authority for the Business Product Registrations.
(d)     There is no pending or, to Sellers’ Knowledge, threatened Action by any Governmental Authority or third party to cancel, suspend, revoke, terminate or challenge any of the Business Product Registrations.
(e)    No Person has been granted a right of first refusal or option to purchase from any Company or, to Sellers’ Knowledge, any applicable third party, any of the Business Product Registrations.
(f)    The UPC Codes are all of the all universal product codes of the Company related to the Business. The Company is not using the UPC Codes other than related to the Business.
Section 3.24.    Promotions and Allowances. Section 3.24 of Sellers’ Disclosure Schedule sets forth the material terms in effect as of the date hereof of all return, markdown, promotion, co-op advertising and other similar programs or allowances offered generally by the Companies to any customer with respect to the Business.
Section 3.25.    Bank and Brokerage Accounts; Investment Purchased Assets. Section 3.25 of Sellers’ Disclosure Schedule sets forth a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Companies have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship with respect to the Business or any of the Purchased Assets (as well as a list of such accounts and safety deposit boxes), (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by the Companies.
Section 3.26.    Absence of Certain Business Practices. Neither the Companies nor any of their Representatives has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, employee of any Governmental Authority or any other Person that could reasonably be expected to subject the Business, Purchased Assets or Assumed Liabilities to any material penalty in any civil, criminal or governmental litigation or proceeding.
Section 3.27.    Propriety of Past Payments. In connection with the Business, (a) no unrecorded fund or asset of the Companies or the Hargreaves has been established for any purpose, (b) no material accumulation or material use of corporate funds of the Companies has been made without being properly accounted for in the books and records of the Business, (c) no payment has been made by or on behalf of the Companies with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment, and (d) none of the Companies, any of their Representatives or any other Person associated with or acting for or on behalf of the Companies has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any Company in securing business, (ii) to pay for favorable treatment for business secured for any Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Company, or (iv) otherwise for the benefit of any of the Companies in violation of any Law, including the FCPA. Neither the Companies nor any current director, officer, agent, employee or other Person acting on behalf of the Companies, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value in violation of any Law.
Section 3.28.    Customers and Suppliers. Section 3.28 of Sellers’ Disclosure Schedule lists the 20 largest customers of the Business (measured in terms of revenues during such period) and the 20 largest suppliers of the Business (measured in terms of total spend during such period). No Company has received within the 12 months prior to the date hereof any written or, to Sellers’ Knowledge, oral notice that (a) any of the 20 largest customers of the Business or any of the 20 largest suppliers of the Business will cease dealing with the Business or (b) that any of such 20 largest customers may otherwise reduce or become unable for any reason to maintain the volume of business transacted by such customer with the Business. No Company has received within the 12 months prior to the date hereof any written notice of a dispute, claim or other Action between the Business or any Company, on the one hand, and any supplier or customer thereof, on the other hand, other than those occurring in the ordinary course of business that are not material to the Business. For the avoidance of doubt, nothing in this Section 3.28 requires Seller to make any inquiry of its largest customers or suppliers.
Section 3.29.    Removal of Excluded Assets. Except as may be otherwise provided in the Transaction Documents or otherwise agreed to by the Parties in writing, all Tangible Properties that are Excluded Assets (if any) that are located at any of the Real Property shall be removed from such facilities prior to the Closing (or as promptly as reasonably practicable thereafter), at Sellers’ expense and in a manner so as not to unreasonably interfere with the operations of Buyer or any of its Affiliates (to the extent any such removal is following the Closing) and to not cause damage to such Real Property or any Purchased Asset (other than wear and tear that is reasonably expected in connection with the applicable removal, but in any event, not material to any Purchased Asset or the Real Property from which it is being removed), and Buyer or any of its Affiliates, as applicable, (to the extent any such removal is following the Closing) shall provide reasonable access to Sellers as applicable to such Real Property to effectuate such movement. Sellers shall be solely responsible for all costs and expenses of removing such Excluded Assets and any subsequent moving and installation thereof.
Section 3.30.    Brokers. Neither Sellers nor any of their Affiliates, officers, directors, managers or Employees has employed, retained or engaged any broker or finder or incurred any Liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement and the Transaction Documents.

Section 3.31.    Affiliate Transactions. Except as set forth on Section 3.31 of Sellers’ Disclosure Schedule, there are no agreements or contracts with any current or former managers, directors, officers, employees, members or shareholders of Seller or Affiliates of Sellers or any arrangements or Contracts pursuant to which the Hargreaves or any of their Affiliates (other than the Companies) provide any goods or services to the Business.
Section 3.32.    Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order relating to the Business that has or would reasonably be expected to have, whether before or after consummation of the transactions contemplated by this Agreement and the Transaction Documents, the effect of prohibiting or impairing the conduct of the Business as currently conducted.
Section 3.33.    Activities of Columbia River. Columbia River’s sole purpose is, and since its date of formation has been, to own the Owned Real Property. Except as disclosed in Section 3.33 of Sellers’ Disclosure Schedule, Columbia River owns the marketable title to the Owned Real Property free and clear of all liens. Other than owning the Owned Real Property, Columbia River does not conduct any business activities in connection with the Business or otherwise.
Section 3.34.    Ownership by the Hargreaves. Other than interests in the Companies and in the landlords party to the Affiliate Real Property Leases, none of the Hargreaves, directly or indirectly, have any right, title or interest in any assets used or held for use in, or otherwise necessary for, the conduct of the Business.
Section 3.35.    Full Disclosure. No representation or warranty about the Business made in this Agreement by Sellers and no statement contained in Sellers’ Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Section 3.36.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of Sellers’ Disclosure Schedule), neither Sellers nor any other Person has made or makes any other express or implied representations or warranties, either written or oral, on behalf of Sellers.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to each Seller as of the date hereof and as of the Closing Date, as set forth in this Article IV:
Section 4.1.    Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.

Section 4.2.    Authority; Non-Contravention; Approvals.
(a)    Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery by Buyer of this Agreement and the Transaction Documents and the performance by Buyer of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized and approved by the Board of Directors and the requisite shareholders, of Buyer and no other corporate or other actions or proceedings on the part of Buyer or any other Person are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents or the performance and consummation by Buyer of the transactions contemplated by this Agreement and the Transaction Documents. This Agreement has been, and upon their execution the Transaction Documents will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Sellers and, with respect to the Escrow Agreement, the Escrow Agent, constitutes and upon their execution the Transaction Documents will constitute, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
(b)    The execution and delivery by Buyer of this Agreement and the Transaction Documents and the performance of the transactions contemplated by this Agreement and the Transaction Documents do not and will not (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Buyer, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or give rise to any obligation or result in a right to cancel, terminate or accelerate any obligation under, the terms, conditions or provisions of any Contract of any kind to which Buyer or any of its Subsidiaries is now a party or by which Buyer or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Buyer or any of its Subsidiaries, other than in the case of clauses (ii) and (iii) above as would not reasonably be expected to result in a Buyer Material Adverse Effect.
(c)    Except for the filings by Buyer required by the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by Buyer or the performance by Buyer of the transactions contemplated by this Agreement and the Transaction Documents, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, could not reasonably be expected to result in a Buyer Material Adverse Effect.
Section 4.3.    Brokers. Neither Buyer nor any of their Affiliates, officers, directors, managers or Employees has employed, retained or engaged any broker or finder or incurred any Liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement and the Transaction Documents.

Section 4.4.    Sufficient Funds. Buyer possesses sufficient funds (through existing credit facilities and cash on hand) to pay, and, with respect to the Purchase Price, will in the future possess sufficient funds to pay, the Purchase Price and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain financing for or related to payment thereof.
Section 4.5.    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 4.6.    No Other Representations and Warranties. Neither Seller nor any other Person has made any representation or warranty as to Sellers, the Business, the Purchased Assets, the Interests, or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).
ARTICLE V

COVENANTS
Section 5.1.    Conduct of the Business. Since December 31, 2017, except as otherwise expressly provided in this Agreement or set forth in Section 5.1 of Sellers’ Disclosure Schedule, Sellers have operated the Business only in the ordinary course of business consistent with past practice. During the period from the date of this Agreement to the Closing, except as otherwise expressly provided in this Agreement, Sellers will operate the Business only in the ordinary course of business. Sellers will use commercially reasonable efforts to (a) preserve intact the present organization of the Business, (b) keep available the services of the present officers of the Business and Employees, and (c) preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with the Business. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except as set forth in Section 5.1 of Sellers’ Disclosure Schedule, Sellers will not, to the extent related to the Business or any of the Purchased Assets:
(a)    sell, pledge, lease, encumber, assign, transfer or dispose of, or authorize the sale, pledge, lease, encumbrance, assignment, transfer or disposition of, any assets or rights or acquire (including by merger, consolidation or acquisition of stock or assets) any assets or rights that, in either case, are or would otherwise be Purchased Assets, other than sales of Inventory in the ordinary course of business;
(b)    abandon or allow to lapse any of the Business Intellectual Property or fail to prosecute any pending applications for registration of any of the Business Intellectual Property;
(c)    disclose any Confidential Information of any of the Companies or the Hargreaves relating to the Business or the Purchased Assets to any Person, except in the ordinary course of business;

(d)    (i) make any material change to any pricing, marketing, sales, billing, Receivables collection or payment practice of the Business, (ii) waive any rights in respect of or write off any Receivables, or (iii) fail to timely pay any account payable of the Business, in each case, except in the ordinary course of business;
(e)    engage in any material promotional sale, discount, pricing reduction or other activity that would reasonably be expected to have the effect of accelerating sales of the Business for the period of time prior to the Closing that otherwise would have occurred post-Closing, except in the ordinary course of business;
(f)    enter into any material commitment or transaction, including any commitment to make any loan, advance or capital contribution to, or investment in, any other Person with respect to the Business, in each case that would not be fulfilled in full prior to the Closing;
(g)    incur, create or assume any Indebtedness for borrowed money in excess of $200,000 (other than letters of credit entered into or issued in the ordinary course of business) or take or omit to take any action that results in an Encumbrance, other than a Permitted Encumbrance, in excess of $200,000 (other than letters of credit entered into or issued in the ordinary course of business), being imposed on any asset that may be a Purchased Asset;
(h)    (i) make, change or rescind any election relating to Taxes, (ii) settle or compromise or agree to compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or consent to any extension or waiver of the statute of limitations thereof, (iii) except as may be required by Law, make any change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns, (iv) change any annual Tax accounting period, (v) adopt or change any method of Tax accounting, or (vi) obtain any Tax ruling or enter into any closing agreement, in each of clauses (i) – (vi), to the extent related to the Purchased Assets or the Business and that would reasonably be expected to affect Taxes of the Business for any taxable period ending after the Closing Date;
(i)    (i) except to the extent required by this Agreement or applicable Law, enter into, adopt, amend or terminate employment, severance, termination or similar type of Contract, collective bargaining agreement or Benefit Plan, except as may be required by any Benefit Plan in effect as of the date hereof or (ii) increase in any manner the compensation or benefits of any officer, employee or consultant of Seller or pay or otherwise grant any benefit not required by any Benefit Plan;
(j)    effectuate a plant closing or layoff regardless of whether such action triggers obligations under the WARN Act;
(k)    hire any new employees of the Business or reassign or transfer any current employee to or from the Business, except in the ordinary course of business;
(l)    (i) make or commit to any capital expenditures, other than (A) those provided in the forecast for the Business provided to Buyer prior to the date hereof and (B) such expenditures with an aggregate cost not exceeding $200,000 or (ii) fail to make or commit to any capital expenditures provided in the forecast for the Business provided to Buyer prior to the date hereof;
(m)    (i) enter into, amend or terminate any Contract of a type that, if in effect at the date of this Agreement, would be required to be disclosed pursuant to Section 3.15(a) or (ii) amend or modify or otherwise waive, release or assign any material rights, claims or benefits of any Material Contract;
(n)    pay, discharge or satisfy any Liabilities relating to the Business in excess of $200,000, except in the ordinary course of business;
(o)    settle or compromise any Action pending or threatened against Sellers, the Business or the Purchased Assets in excess of $25,000, except in the ordinary course of business or to the extent covered by any insurance policy maintained by any Company;
(p)    enter into any transaction or any Contract with any Affiliate, current or former managers, directors, officers, employees, members or shareholders of Sellers relating to the Business, except in the ordinary course of business;
(q)    license or grant any right to, or transfer, any of the Business Intellectual Property, other than grants of non-exclusive licenses in the ordinary course of business; or
(r)    take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would cause any representation or warranty of Sellers contained in this Agreement to be untrue or incorrect as of the date when made or as of any subsequent date (as if made as of such date) or that could prevent the satisfaction of any condition set forth in Article VI.
Section 5.2.    Use of Name. Sellers agree that from and after the Closing none of them will use the name “Sunlight,” “Sunlight Supply,” “Sunlight Garden,” “Columbia River” or “National Garden Wholesale” in any form whatsoever, including in respect of advertising and promotional materials.
Section 5.3.    Tax Matters.
(a)    Sellers shall bear all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Parties shall cooperate as reasonably requested to minimize such Transfer Taxes, including with respect to any available exemption from such Transfer Taxes. Sellers will prepare and file or cause to be prepared and filed as Tax Returns with respect to such Transfer Taxes, except as otherwise required by applicable Law.
(b)    The Parties agree to allocate the Purchase Price (and other relevant amounts for Tax purposes) in accordance with Section 1060 of the code and the Treasury Regulations thereunder and the principles described in Section 5.3(b) of Sellers’ Disclosure Schedule (the

“Allocation Principles”). Within 30 days after the Closing Date, Buyer will engage Ernst & Young (the “Valuation Expert”) to conduct a valuation analysis of the Purchased Assets (and such other relevant amounts) consistent with the Allocation Principles. Following the Valuation Expert’s delivery of the final valuation report (and in any event within 120 days after the determination of the Final Closing Date Net Working Capital pursuant to Section 2.10(d)) Buyer shall deliver to Sellers a statement (the “Asset Allocation Statement”) of the allocation of the Purchase Price (and such other relevant amounts) among the Purchased Assets in accordance with the Valuation Expert’s final valuation report and the Allocation Principles. Buyer and Sellers and each of their respective Affiliates shall: (i) be bound by the Asset Allocation Statement for purposes of determining any Taxes; (ii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns (including IRS Form 8594) on a basis consistent with the Asset Allocation Statement; (iii) cooperate in the filing of any forms (including IRS Form 8594) required to be filed with regard to the Asset Allocation Statement, including any amendments to such forms required pursuant to any applicable Law or this Agreement; and (iv) take no position, and cause their Affiliates to take no position, inconsistent with the Asset Allocation Statement on any applicable Tax Return or in any proceeding before any Governmental Authority or otherwise. If the Asset Allocation Statement is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party, and the Parties agree (and shall cause their respective Affiliates) to use their reasonable best efforts to defend such Asset Allocation Statement in any audit or other Action and not to settle or otherwise dispose of such audit or other Action without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    On or prior to the Closing Date, Sellers will notify all of the Government Authorities responsible for the administration of Taxes for the jurisdictions set forth on Section 5.3(c) of Sellers’ Disclosure Schedule of the transactions contemplated by this Agreement in the form and manner required by such Governmental Authorities, if the failure to make any such notification or receive any available Tax clearance certificate (each a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Sellers. If, with respect to any application for a Tax Clearance Certificate made pursuant to this Section 5.3(c), any Governmental Authority asserts that Sellers are liable for any Tax, Sellers will promptly pay any and all such Taxes and will provide evidence to Buyer that such Taxes have been paid in full or the Liability for such Taxes has otherwise been resolved or satisfied.
(d)    The Parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns (or amendments thereto) pursuant to this Section 5.3 and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other Parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Parties shall furnish the other Parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other party may have an indemnification obligation under this Agreement or that otherwise could reasonably be expected to affect the Taxes of the other Party.

(e)    All amounts paid in respect of indemnification under Article VIII shall be treated for all Tax purposes as adjustments to the Purchase Price, except as other required by applicable Law.
(f)    The Parties agree to treat the purchase and sale of the Interests, for all U.S. federal (and applicable state and local) income tax purposes, consistent with Revenue Ruling 99-6, 1999-1 CB 432, Situation 2, such that (i) from the perspective of Buyer, Columbia River is treated as making a liquidating distributing all of its assets to the Hargreaves, and Buyer is then treated as purchasing from the Hargreaves all of those assets for consideration equal to the fair market value of those assets, in which Buyer will take a cost basis under Section 1012 of the Code, and (ii) each of the Hargreaves are treated as selling their partnership interests in a taxable transaction governed by Section 741 of the Code. None of the Parties shall take any position inconstant with this Section 5.3(f) in any Tax Return or in any proceeding with a Taxing Authority.
Section 5.4.    Non-Competition; Non-Solicitation.
(a)    As a material inducement to Buyer to enter into this Agreement, from the Closing and for five years thereafter, Sellers will not, directly or indirectly through any Person anywhere in the world, (i) engage in, own any interest in, invest in, lend funds to, operate, control or provide any management, consulting, financial, administrative, supply, distribution or other services to any business that competes with the Business as conducted, and as contemplated by Sellers to be conducted, at the time of Closing, directly or indirectly in any manner, or (ii) solicit, sell or attempt to sell goods and services offered by the Business to any facility that is a customer of the Business (or any successor) or induce or seek to induce any such Person to cease to do business with the Business or otherwise vary the terms of its relationship with the Business; provided, however, that notwithstanding the foregoing, Sellers may own the Parent Shares or otherwise exercise or perform rights and obligations under this Agreement and related agreements, and Sellers may collectively own, directly or indirectly, solely as an investment, securities of any Person that are traded on any national securities exchange or the NASDAQ Stock Market if Sellers (alone or collectively) (A) are not a controlling Person of, or a member of a group that controls such Person and (B) do not, directly or indirectly, own 2% or more of any class of securities of such Person.
(b)    From the Closing and for five years thereafter, Sellers will not, directly or indirectly through any Person, (i) cause, solicit, induce or encourage any Employees to leave such employment or (ii) cause, induce or encourage any material actual or prospective customer, supplier or licensor of Sellers as of the Closing Date, or any other Person who has a material business relationship with Sellers as of the Closing Date, to terminate or modify any such actual or prospective relationship. The foregoing restrictions will not preclude (x) general solicitations in newspapers or similar mass media not targeted toward Employees or (y) the solicitation of any employee who for at least one year prior to the date on which such solicitation would take place has terminated such employee’s employment with Sellers (it being conclusively presumed so as to avoid any disputes under this Section 5.4(b) that any such solicitation within such one year period is in violation of clause (i) above). In the event that the employment of [INTENTIONALLY OMITTED] is terminated or such individual resigns without a violation of this provision, then Section 5.4(b)(i) will not apply to such terminated individual.

(c)    Sellers will not make any disparaging or defamatory public comments about Buyer or its Affiliates or their respective directors, managers and officers, or to encourage or participate with anyone to make such statements or any such comments with respect to the Business, Buyer or its Affiliates or their products. Buyer agrees and acknowledges that the terms of this Section 5.4(c) do not prohibit Sellers from making truthful statements, if required to do so by Law or Action (including in connection with any Action relating to this Agreement and the transactions contemplated hereby); provided, however, that if any such Person is requested by Order to provide testimony which would otherwise violate the provisions of this Section 5.4(c), such Person will promptly notify Buyer of such request. Buyer and its Affiliates will not make any disparaging or defamatory public comments about Seller or their Affiliates or their respective directors, managers and officers, or to encourage or participate with anyone to make such statements or any such comments with respect to the Business, Sellers or their Affiliates or their products. Seller agrees and acknowledges that the terms of this Section 5.4(c) do not prohibit Buyer from making truthful statements, if required to do so by Law or Action (including in connection with any Action relating to this Agreement and the transactions contemplated hereby); provided, however, that if any such Person is requested by Order to provide testimony which would otherwise violate the provisions of this Section 5.4(c), such Person will promptly notify Seller of such request.
(d)    From and after the Closing, Sellers will not and will cause their Affiliates and their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than authorized officers, directors and employees of Buyer, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information. Sellers and their respective Affiliates and Representatives will not have any obligation to keep confidential the Confidential Information if and to the extent disclosure thereof is specifically required by Law, except that in the event disclosure is required by applicable Law, Sellers will, to the extent reasonably permitted provide Buyer with prompt written notice of such requirement prior to making any disclosure so that buyer may seek an appropriate protective order.
(e)    The Parties recognize that the Laws and public policies of the various states of the United States and provinces of Canada may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.4. It is the intention of the Parties that the provisions of this Section 5.4 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 5.4 will not render unenforceable, or impair, the remainder of the provisions of this Section 5.4. Accordingly, if any provision of this Section 5.4 is determined to be invalid or unenforceable, such invalidity or unenforceability will be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction. The Parties (i) have carefully read and understand all of the provisions of this Agreement and have had the opportunity for this Agreement to be reviewed by counsel and (ii) acknowledge that the duration, geographical scope and subject matter of this Section 5.4 are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential information of the Parties.

(f)    The Parties to this Agreement acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.4 may be inadequate, and each Party hereby agree that a Party will have the right to seek equitable relief, including the issuance of a temporary or permanent injunction by a court of competent jurisdiction.
Section 5.5.    Non-Assignable Assets.
(a)    Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 5.5, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement will not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VI, the Closing will occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Sellers and Buyer will use commercially reasonable efforts, and will cooperate with each other, to obtain any such required consent, authorization, approval or waiver of all parties, so that, in any case, Buyer will be solely responsible for any liabilities and obligations related to such arrangements from and after the Closing Date; provided, however, that neither Party will be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent, authorization, approval or waiver, other than the incurrence of incidental expenses relating to obtaining any such consent, authorization, approval or waiver, except and only to the extent that Buyer agrees to reimburse and make whole Sellers for any payment or other accommodation made by Sellers at Buyer’s request. Once such consent, authorization, approval or waiver is obtained, Sellers will sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval or waiver relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license will be borne by Sellers in accordance with Section 5.3(a).
(b)    To the extent that any Purchased Asset cannot be transferred to Buyer following the Closing pursuant to this Section 5.5, Buyer and Sellers will use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer will, as agent or subcontractor for Sellers pay, perform and discharge fully the liabilities and obligations of Sellers thereunder from and after the Closing Date. To the extent permitted under applicable Law, Sellers will, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 5.5.

Section 5.6.    Employee Matters.
(a)    Offer of Employment. Prior to Closing, Buyer or one of its Affiliates shall make offers of employment to all Employees other than those Employees listed on Section 5.6(a) of Sellers’ Disclosure Schedule. Offers to each such Employee who, as of immediately prior to the Closing Date, is on an approved leave of absence (each, a “Leave Employee”), will be contingent on each such Employee returning to active employment within three (3) months following the Closing Date and will become effective as of the date that such Leave Employee returns to active employment. With respect to Leave Employees, all references to the “Closing,” or “Closing Date” in this Agreement, except in this Section 5.6(a) shall refer to the date on which a Leave Employee returns to active employment and becomes a Transferring Employee.
(b)    Each Employee who accepts Buyer’s or its Affiliate’s offer of employment and completes Buyer’s standard onboarding process shall become an Employee of Buyer or one of its Affiliates within one week following the Closing Date, or as of their return to active employment, as applicable (and shall be referred to herein as a “Transferring Employee”). For the avoidance of doubt, no Employee shall become employed by Buyer prior to completing Buyer’s standard onboarding process. The date on which each such Transferring Employee commences employment with Buyer or one of its Affiliates shall be referred to herein as the “Employment Commencement Date.” For the avoidance of doubt, Sellers shall be responsible for any severance and/or notice pay obligations under employment standards legislation and common law owed to any Employee who does not accept an offer of employment from Buyer or one of its Affiliates. Sellers shall provide Buyer with an opportunity to review, revise and approve any formal written communications by the Company to the Employees regarding the transactions contemplated by this Agreement and such Employees’ employment with Buyer or one of its Affiliates as described herein, and Sellers shall accept Buyer’s revisions to such communications. Buyer and its Affiliates shall not contact any Employees unless and until Craig R. Hargreaves has provided prior consent, which consent will not be unreasonably withheld, conditioned or delayed.
(c)    Non-Assumption of Benefit Plans. Neither Buyer nor any of its Affiliates shall assume sponsorship of the Benefit Plans and shall not succeed to Sellers’ rights under any trust or other funding agreements or related service or similar agreements in respect of any Benefit Plan.
(d)    Terms and Conditions of Employment.
(i)    Following the Closing, Buyer shall, or shall cause its Affiliates to, provide Transferring Employees with compensation and employee benefits at a level and in a manner consistent with Buyer’s general compensation and employee benefits practices, as determined in Buyer’s reasonable discretion.
(ii)    To the extent consistent with the terms of Buyer’s employee benefit plans and general employee benefits practices, Buyer shall, or shall cause its Affiliates, as applicable, to give Transferring Employees full credit for such Transferring Employees’ service with the applicable Company, their Affiliates and any predecessor employer prior to the Closing for purposes of eligibility, vesting, and determination of the level of benefits (except for purposes of severance, unless otherwise required by applicable Law) to the same extent and for the same purpose as recognized by the applicable Company, Affiliate, or predecessor employer immediately prior to the Closing, under any employee benefit plans made available to Transferring Employees and in which a Transferring Employee is eligible to participate and actually participates; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
(iii)    Sellers shall, or shall cause its Affiliates, as applicable, to continue to offer medical, dental, vision, and life insurance benefits to each Transferring Employee through the end of the month that includes the Closing Date.
(iv)    After the Closing Date, Sellers shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA or other applicable Laws to all former employees of any Company or ERISA Affiliate who terminated employment on or before such date and to all persons who are considered “M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with this transaction.
(e)    General Employee Provisions.
(i)    The applicable Company and Buyer shall cooperate in giving any notices required by applicable Laws or contracts and take whatever other actions with respect to the plans, programs and policies described in this Section 5.6 as may be necessary to carry out the arrangements described in this Section 5.6.
(ii)    The applicable Company and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this 5.6.
(iii)    Buyer and the applicable Company intend to use the “standard procedure” under IRS Revenue Procedure 2004 53, whereby each of Buyer and the applicable Company report on Forms W-2 only those wages paid to the Transferring Employees for the portion of the calendar year that such Transferring Employees were employed by Buyer and the applicable Company, respectively.
(f)    No Third-Party Beneficiary Rights. Nothing contained in this Agreement shall (i) impose an obligation on Buyer to continue the employment or service of any Transferring Employee or any contractor or consultant of any Company, (ii) limit the right of Buyer to terminate the employment or services of, or to reassign or otherwise alter the status of, any Transferring Employee or any contractor or consultant of any Company after the Closing Date, or to change in any manner the terms and conditions of his or her employment or other service to or engagement by any Company, (iii) require Buyer to continue any Benefit Plan, or (iv) be construed as amending any Benefit Plan or any benefit plan maintained by Buyer.
(g)    WARN Act. Asset Sellers shall be responsible for all WARN Act Liabilities relating to the periods prior to and on the Closing Date, including any such Liabilities that result from Employees’ separation of employment from Asset Sellers and/or Employees not becoming

Transferred Employees. Buyer shall be responsible for all WARN Act Liabilities exclusively with respect to the Transferred Employees that relate to the period following the Closing Date.
Section 5.7.    Parties’ Obligations.
(a)    Each of Sellers and Buyer will cause their respective Representatives to timely perform any of their respective obligations under this Agreement and the Transaction Documents. Without limiting the foregoing, each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable. Sellers will use their reasonable best efforts to obtain all such waivers, consents or approvals from third parties, and to give all such notices to third parties, that are required.
(b)    Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. The Parties hereto will furnish to each other and to each other’s legal counsel all such information as may be reasonably requested in order to accomplish the foregoing actions.
(c)    Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an Action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents or waivers from third parties, including Governmental Authorities, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. The Parties agree that they will consult and cooperate with each other in good faith with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to consummation of the transactions contemplated by this Agreement. Subject to applicable Laws and this Agreement, Sellers, on the one hand, and Buyer, on the other hand, and their respective legal counsel will (x) have the right to review in advance, and, to the extent practicable, each will consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (y) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Authority with regulatory jurisdiction over enforcement of any applicable anti-trust, competition, or trade regulation Law (each such Governmental Authority, a “Governmental Antitrust Entity”), and (z) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement. Sellers, on the one hand, and Buyer, on the other hand, will provide each other and their respective legal counsel with advance notice of, and the opportunity to participate in, any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Buyer shall be entitled to direct the antitrust defense of this Agreement, or negotiations with, any Governmental Authority or other third party relating to this Agreement or regulatory filings under applicable competition Law, subject to the provisions of this Section 5.7. Sellers shall use their commercially reasonable efforts to provide full and effective support of Buyer in all material respects in all such negotiations and other discussions or actions to the extent requested by Buyer.
(d)    Without limiting the generality of the undertakings pursuant to this Section 5.7, but subject to Section 5.7(e), (i) the Parties shall provide or cause to be provided (including by their “ultimate parent entities” as that term is defined in the HSR Act) as promptly as practicable to Governmental Antitrust Entities information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related materials required under the HSR Act within ten Business Days following the date of this Agreement, with respect to the required filing under the HSR Act, and thereafter to respond promptly to any request for additional information, data or documentary material that may be made under the HSR Act, (ii) the Parties shall use their commercially reasonable efforts to take such actions as are necessary or advisable to obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, or orders to effect prompt consummation of the transactions contemplated by this Agreement, and (iii) the Parties will use their commercially reasonable efforts to resolve any objections and challenges, including by contest through litigation on the merits, negotiation or other Action, that may be asserted by any Governmental Antitrust Entity with respect to the Transactions under the HSR Act. Fees associated with the filing under the HSR Act will be borne by Buyer.
(e)    In furtherance and not in limitation of this Section 5.7, Sellers and Buyer will make any other filings required in connection with any approval or consent of or waiver by a Governmental Authority required to permit consummation of the transactions contemplated by this Agreement as promptly as practicable.
(f)    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Buyer nor any of its Affiliates shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Buyer nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its Affiliates or Sellers or any of their Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Purchased Assets or any of Business’s product lines, assets or operations or the Business or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the Business or the Purchased Assets.
(g)    Sellers, on the one hand, and Buyer, on the other hand, will promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.
Section 5.8.    Bulk Sale Filings. To the extent necessary, Buyer hereby waives compliance for Sellers and their respective Affiliates with the provisions of any bulk sales transfer Laws applicable to the transfers described in this Agreement. Sellers will indemnify and hold harmless Buyer from and against any and all Liabilities that may be asserted by third parties against Buyer as a result of such Seller noncompliance.
Section 5.9.    Escrow. On the Closing Date, Sunlight Supply, Buyer and Wells Fargo Bank, National Association, a national banking association, as escrow agent (including its successors and permitted assigns in such capacity, the “Escrow Agent”) will enter into an escrow agreement, substantially in the form of Exhibit B (the “Escrow Agreement”). Sellers on the one hand, and Buyer, on the other hand, will each pay 50% of all fees and expenses of the Escrow Agent in connection with the Escrow Agreement. Sellers and Buyer agree that, for Tax reporting purposes, all interest or other income from investment of such escrowed assets will, as of the end of each calendar year and to the extent required by the IRS, be reported as having been earned by Sunlight Supply, and, in accordance with the terms of the Escrow Agreement, the Escrow Agent will release to Sunlight Supply from the accounts established by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Accounts”) funds sufficient to pay such Tax Liability. In accordance with the terms of the Escrow Agreement, (a) on the first Business Day immediately following the nine-month anniversary of the Closing Date (the “First Release Date”), the Escrow Agent shall release and pay to Sunlight Supply out of the Escrow Account an amount equal to (i) 25% of the funds deposited in escrow less (ii) the sum of (A) all payments out of the Escrow Account made by the First Release Date and (B) an amount equal to the maximum aggregate amount of any unresolved claims for indemnification pursuant to Article VIII hereof on the First Release Date; (b) on the first Business Day immediately following the 15-month anniversary of the Closing Date (the “Second Release Date”), the Escrow Agent shall release and pay to Sunlight Supply out of the Escrow Account an amount equal to (i) 25% of the funds deposited in escrow less (ii) the sum of (A) all payments out of the Escrow Account made by the Second Release Date and (B) an amount equal to the maximum aggregate amount of any unresolved claims for indemnification pursuant to Article VIII hereof on the Second Release Date; and (c) on the first Business Day immediately following the 18-month anniversary of the Closing Date (the “Final Release Date”), the Escrow Agent shall release and pay to Sunlight Supply the then-remaining amount in the Escrow Account, less an amount equal to the maximum aggregate amount of any unresolved claims for indemnification pursuant to Article VIII hereof on the Final Release Date. The Parties agree that, to the extent any portion of the assets held in escrow are released to Sunlight Supply on the Second Release Date or any subsequent release date, the release will first be comprised of that portion of the Escrow Amount that is represented by the beneficial ownership of the Stock Consideration and, only after all such Stock Consideration has been released, will any cash portion of the escrowed assets be released and further agree that any release from Escrow in favor of Buyer will be first in cash. The maximum aggregate amount of any unresolved claim shall be equal to, in the case of a claim by a Party, the most recent amount claimed by such Party or, for a Third-Party Claim, the amount claimed by such third party.
Section 5.10.    Further Assurances; Post-Closing Cooperation.
(a)    From time to time after the Closing, without additional consideration, each of the Parties will (or, if appropriate, will cause their Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement and the Transaction Documents. If any Party will following the Closing have in its possession any asset, right or Liability that under this Agreement that should have been delivered to another Party, then such Party will promptly deliver such asset, right or Liability to the other Party.
(b)    Sellers hereby constitute and appoint, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Sellers with full power of substitution in the name of Buyer, or in the name of Sellers, but for the benefit of Buyer, at Buyer’s cost (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings that Buyer may in its reasonable discretion deem proper to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all Actions in respect of the Purchased Assets, except and to the only extent such defense, counterclaim or right of setoff would give rise to a Loss for a Seller, in which event Seller will promptly notify Buyer in writing that such claim is being retained by Seller and such claim shall be handled pursuant to Article VIII of this Agreement. Buyer will be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
(c)    Following the Closing, Sellers will afford Buyer and its Representatives (i) such access during normal business hours as Buyer may reasonably request to all books, records and other data and information, including any information from Employees, relating to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities and (ii) the right to make copies and extracts therefrom. Further, each Party agrees for a period extending seven years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party will first offer in writing to surrender such books, records and other data to the other Party and such other Party will not agree in writing to take possession thereof during the ten calendar day period after such offer is made and to inform the senders that Buyer is the new rightful recipient.
(d)    Following the Closing, Buyer may receive and open all mail addressed to Sellers and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Business. Buyer agrees to deliver or cause to be delivered to Sellers all mail received by Buyer after the Closing addressed to Sellers or any of their respective Affiliates that does not relate to the Business, including any mail related or addressed to the Affiliated entities that are landlords of the Affiliated Real Property Leases.
(e)    Sellers will take, or cause to be taken, all actions and do, or cause to be done, at no cost to Sellers, all things necessary, proper, or advisable to register, maintain, and prevent the diminution in value of the Business Intellectual Property, including filing any affidavits of use in commerce with the U.S. Patent and Trademark Office, responding to all office actions or other correspondence from the U.S. Patent and Trademark Office, U.S. Copyright Office, and all other corresponding governmental offices throughout the world, obtaining and recording all documents necessary to establish, maintain, transfer, or identify Buyer’s rights in such Intellectual Property, including all necessary assignments of such Intellectual Property and fulfilling all of its duties and obligations and avoid any defaults under all Contracts regarding Intellectual Property, and assist Buyer after the Closing with respect to any legal or administrative action relating to the Intellectual Property, including before the U.S. Patent and Trademark Office, U.S. Copyright Office, and all other corresponding foreign and domestic Governmental Authorities.
(f)    To the extent that any moral rights or rights of droit moral are deemed to exist or apply in any jurisdiction to any of the Intellectual Property rights transferred hereunder, each of Sellers agrees to, and hereby waives, or hereby agrees to seek a waiver in favor of Sellers and Buyer of any and all such moral rights or rights of droit moral.
(g)    Sellers will effect all renewals of all Intellectual Property that are scheduled to or may expire between the date hereof and the date that is 30 days after the Closing Date. Subject to the immediately following sentence, Buyer will be responsible for all out-of-pocket third-party fees and expenses incurred by Sellers in connection with all such renewals, and Buyer will reasonably assist Sellers in connection therewith, including executing and delivering, or causing to be executed and delivered, all such documents and instruments as Sellers may reasonably deem necessary to affect such renewals. Sellers will be fully responsible for, including paying all costs associated with, filing releases of all security Encumbrances existing on the Closing Date on Business Intellectual Property with the United States Patent and Trademark Office and any applicable foreign Intellectual Property offices where Encumbrances have been recorded on or prior to the Closing Date.
Section 5.11.    Access to Information. From the date hereof to the Closing Date, Sellers will (a) afford Buyer and its Representatives reasonable access to the Employees and reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other data related to the Business and (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer may reasonably request, except that any such investigation will be conducted during normal business hours, upon reasonable advance notice to Sellers, under the supervision of Sellers’ personnel and in such manner as not to unreasonably interfere with the normal operations of the Business. Buyer will, and will cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.11. Notwithstanding the foregoing, Sellers will not be required to disclose the identities or any identifying information of vendors that Sellers consider to be proprietary to the Asset Sellers other than to the individuals set forth in Exhibit M and such individuals will not be permitted to disclose such information to any other person (other than outside legal counsel) without the prior written consent of Craig R. Hargreaves, on behalf of Sellers.
Section 5.12.    Publicity. The initial press release announcing this Agreement will be in substantially the form previously agreed by Representatives of the Parties. Thereafter and prior to the Closing, no Party will issue any press release or make any public comment or announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other, which approval will not be unreasonably withheld, delayed or conditioned, unless and to the extent that the disclosing Party otherwise determines in good faith that such disclosure is required by Law (in which case it will, if practicable under the circumstances, endeavor in good faith to consult with the other Parties with respect to the filing and content thereof). Other than in connection with the filings required pursuant to the HSR Act, the terms of this Agreement will not be disclosed or otherwise made available to any third party, except where such disclosure, availability or filing is required by Law and only to the extent required by Law.
Section 5.13.    Exclusivity. During the term of this Agreement, Sellers will not, and will not permit their respective Affiliates or Representatives to, nor will they encourage or authorize any Person (including any Representative) to, initiate any contact with, solicit, encourage or enter into or continue any negotiations, understandings or agreements with any third party with respect to or in connection with, or furnish or disclose any non-public information regarding the Business to any third party in connection with, any share purchase, merger, consolidation, share exchange, recapitalization or other business combination transaction involving the Business, in each case other than the transactions contemplated by this Agreement. During the term of this Agreement, Buyer will not, and will not permit their respective Affiliates or Representatives to, nor will they encourage or authorize any Person (including any Representative) to, initiate any contact with, solicit, encourage or enter into or continue any negotiations, understandings or agreements with the entities identified on Section 5.13 of Sellers’ Disclosure Schedule or their Representatives with respect to or in connection with, or furnish or disclose any non-public information to any such third party in connection with, any share purchase, merger, consolidation, share exchange, recapitalization or other business combination transaction, in each case other than the transactions contemplated by this Agreement. For the avoidance of doubt, nothing herein will restrict ordinary course communications between Buyer or an Affiliate of Buyer, on the one hand, and an entity identified on Section 5.13 of Sellers’ Disclosure Schedule or its Representatives, on the other hand, except for discussions related to a transformative transaction between them.
Section 5.14.    Notification of Certain Matters. Sellers will give prompt written notice to Buyer, and Buyer will give prompt written notice to Sellers, (a) of any notice or other communication received by such Party or any of its Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to the transactions contemplated by this Agreement, and (c) in the event such Party becomes aware of the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied prior to or at the Closing.
Section 5.15.    Maintenance of Product Registrations.
(a)    Each Asset Seller agrees to maintain, as valid and lawful, and permit Buyer to use, all of the Company-Owned Business Product Registrations, and shall authorize Buyer to (i) manufacture such Business Products and (ii) sell and distribute such Business Products under the Company-Owned Business Product Registrations until with respect to each Company-Owned Business Product Registration, the later of (A) such time as Buyer is able to obtain, with Sellers’ assistance, its own registrations of the applicable products; provided, that Buyer shall use commercially reasonable efforts to obtain its own registrations of such products as promptly as reasonably practicable following the Closing Date or (B) such time as no Business Products sold by Buyer under the Company-Owned Business Product Registrations remain “In the Channels of Trade” for that particular state. For the purposes of this Section 5.15, “In the Channels of Trade” means a Business Product that is being offered for sale, offered for distribution, or is in the process of being sold and distributed by any Person.
(b)    Each Asset Seller agrees to provide, in good faith, regulatory support services to Buyer, including, if necessary, filing a letter of authorization, or making other supportive communications with any Governmental Authority, to facilitate Buyer’s procurement of the Company-Owned Business Product Registrations.
(c)    Buyer agrees to pay all reasonable post-Closing costs, including filing fees, mill assessments, Taxes or other monetary obligations of any kind, owed to any Governmental Authority in order to maintain the Company-Owned Business Product Registrations as required pursuant to this Section 5.15 (the “Maintenance Fees”), except as such Maintenance Fees relate to pre-Closing periods or to the Business Products sold prior to the Closing Date; provided, however, that if a Seller fails to provide Buyer with sufficient advance written notice of the due date of such a fee, or a Seller fails to fulfill their non-monetary obligations required to maintain the Company-Owned Business Product Registrations pursuant to this Section 5.15, the applicable Seller will pay the cost of all penalties or other charges imposed as a result of such Seller’s acts or omissions.
(d)    Each Seller will cooperate in good faith with Buyer to determine the most reasonable and efficient method for maintaining the Company-Owned Business Product Registrations hereunder.
Section 5.16.    Reimbursement. No more than seven Business Days following receipt of a written request with supporting documentation, Buyer will reimburse Sellers up to an aggregate amount of $250,000 for termination fees actually incurred by Sellers in connection with the termination of health insurance or other commitments of Sellers as a result of the consummation of the transactions contemplated by this Agreement.
Section 5.17.    Craig R. Hargreaves Post-Closing Support Obligations. For a period of one-year following the Closing, from time to time, upon the request of Buyer or one or more of its

Affiliates, Craig R. Hargreaves will provide transition and other assistance and post-Closing support to Buyer and its Affiliates in connection with the transition of the ownership and operation of the Business.
ARTICLE VI

CONDITIONS TO CLOSING
Section 6.1.    Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
(b)    No Law shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement or the Transaction Documents, and no Action shall be pending by a Governmental Authority having jurisdiction over the Business that seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement or the Transaction Documents.
Section 6.2.    Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    Each of the representations and warranties made by Sellers in this Agreement that is qualified by reference to materiality, Business Material Adverse Effect or Seller Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties made by Sellers in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).
(b)    Sellers shall have performed and complied in all material respects with each covenant required by this Agreement to be so performed or complied with by Sellers at or before the Closing (including delivering to Buyer the items set forth in Section 2.7).
(c)    All consents or approvals listed in Section 6.2(c) of Sellers’ Disclosure Schedule shall have been obtained and Buyer shall have received copies of such consents in form and substance reasonably satisfactory to Buyer.
(d)    No event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, has had or reasonably could be expected to have, a Seller Material Adverse Effect or a Business Material Adverse Effect.

(e)    Each Asset Seller shall have amended its charter, articles of organization, bylaws and any other governing documents, as applicable, and taken all other actions necessary to change its name to one sufficiently dissimilar to its present name, in Buyer’s reasonable judgment, to avoid confusion with the conduct of the Business post-Closing. In addition, Sunlight shall have withdrawn all of its fictitious name filings and “doing business as” filings for “National Garden Wholesale.”
(f)    With respect to the Owned Real Property, an owner’s title insurance policy, to be paid by the Hargreaves, issued by Buyer’s title company, insuring that Columbia River has good and marketable title to the Owned Real Property as of the Closing Date, free and clear of all Encumbrances other than Permitted Encumbrances, and with the endorsements reasonably requested by Buyer in the amount of the fair market value of the Owner Real Property.
(g)    Sellers shall have delivered to Buyer a certificate, dated the Closing Date and duly executed by each of the Hargreaves with respect to the Hargreaves and by the Chief Executive Officer of each Asset Seller with respect to the Asset Sellers, in form and substance reasonably satisfactory to Buyer, to the effect that the conditions set forth in clauses (a), (b) and (d) of this Section 6.2 have been satisfied.
(h)    Each Asset Seller shall have delivered to Buyer a certificate of the corporate secretary of each Asset Seller attaching thereto a true, correct and complete copy of resolutions of the board of directors or the member, as applicable, each Asset Seller authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(i)    Sellers shall have delivered to Buyer a certificate of good standing or similar document with respect to each Company issued by the applicable Governmental Authority as of a date within three Business Days of the Closing Date.
(j)    Sunlight Supply, on behalf of Sellers, and the Escrow Agent (or, if the Escrow Agent is unable or unwilling to serve in such capacity, an alternative escrow agent reasonably satisfactory to Buyer) shall have entered into and delivered the Escrow Agreement.
(k)    (i) At least 80% of the Employees in each of the (1) sales, (2) warehouse, (3) production, work department categories and at least 80% of the Employees in all other work department categories, in each case, identified in Section 3.8 of Sellers’ Disclosure Schedule, shall have completed, to the reasonable satisfaction of Buyer, Buyer’s background screening procedures, which may include, but are not limited to, drug screening, reference checks and obtaining proof of each such Employee’s identity and legal authorization to work in any applicable jurisdiction, and (ii) each Employee shall (A) have accepted Buyer’s offer of employment, which shall not include any material change in benefits and compensation, and (B) have successfully completed and signed all required on-boarding documents for employment with Buyer.
(l)    Each Key Employee shall have executed and delivered a Key Employee Offer Letter.

(m)    (i) each Key Employee shall have completed, to the satisfaction of Buyer in its sole discretion, Buyer’s background screening procedures, which may include, but are not limited to, drug screening, reference checks and obtaining proof of each such Key Employee’s identity and legal authorization to work in any applicable jurisdiction, and (ii) each Key Employee shall (A) have accepted Buyer’s offer of employment, and (B) have successfully completed and signed all required on-boarding documents for employment with Buyer.
(n)    The landlords of each of the Affiliated Real Property Leases set forth on Section 2.7(f) of Sellers’ Disclosure Schedule shall have entered into a lease agreement in substantially the form attached hereto as Exhibit L, with respect to each of the Leased Real Property that is subject to an Affiliated Real Property Lease.
(o)    Buyer shall have received verification that none of Sellers’ vendors employees, customers, suppliers, or other parties with whom Sellers interact are parties with whom U.S. persons are prohibited from engaging in transactions or other dealings.
(p)    Buyer shall have completed its due diligence review of the Business and the results thereof shall be reasonably satisfactory to Buyer; provided, however, that the condition set forth in this Section 6.2(p) shall be deemed waived if a written notice of failure to satisfy this condition has not been delivered to Seller by the day that is 30 calendar days following the filing with respect to the transactions contemplated by this Agreement under the HSR Act. For the avoidance of doubt, nothing in this Section 6.2(p) shall be deemed to waive or otherwise impact the separate condition to closing set forth in Section 6.2(o) above.
Section 6.3.    Conditions to Sellers’ Obligations. The obligations of Sellers to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    Each of the representations and warranties made by Buyer in this Agreement that is qualified by reference to materiality or Buyer Material Adverse Effect shall be true and correct in all respects, and each of the other representations and warranties made by Buyer in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).
(b)    Buyer shall have performed and complied with, in all material respects, each covenant required by this Agreement to be so performed or complied with by Buyer at or before the Closing (including delivering to Sellers or the Escrow Agent, as applicable, the items set forth in Section 2.8).
(c)    Buyer shall have delivered to Sellers a certificate, dated the Closing Date and duly executed by an officer of Buyer, in form and substance reasonably satisfactory to Sellers, to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.

(d)    Buyer shall have delivered to Sellers a certificate of the corporate secretary of Buyer attaching thereto a true, correct and complete copy of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(e)    Buyer and the Escrow Agent (or, if the Escrow Agent is unable or unwilling to serve in such capacity, an alternative escrow agent reasonably satisfactory to Sellers) shall have entered into and delivered the Escrow Agreement.
ARTICLE VII

TERMINATION
Section 7.1.    Termination. This Agreement may be terminated at any time prior to the Closing by:
(a)    the mutual written consent of Buyer and Craig R. Hargreaves, on behalf of Sellers;
(b)    Buyer, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement (a “Terminating Breach”) by Sellers such that the conditions specified in Section 6.2(a) or 6.2(b) would not be satisfied at the Closing and, in either such case, such breach cannot be cured by the Termination Date or, if capable of being cured, is not cured within 15 days following receipt by Sellers from Buyer of written notice thereof, except that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to Buyer if it is then in material breach of any of its representations, warranties or covenants under this Agreement; or
(c)    Craig R. Hargreaves, on behalf of Sellers, upon a Terminating Breach by Buyer such that the conditions specified in Section 6.3(a) or 6.3(b) would not be satisfied at the Closing and, in either such case, such breach cannot be cured by the Termination Date or, if capable of being cured, is not cured within 15 days following receipt by Buyer from Sellers of written notice thereof, except that the right to terminate this Agreement pursuant to this Section 7.1(c) will not be available to Craig R. Hargreaves if Sellers are then in material breach of any of their representations, warranties or covenants under this Agreement; or
(d)    Buyer or Craig R. Hargreaves, on behalf of Sellers, as the case may be, if:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; or

(iii)    the Closing shall not have occurred by October 12, 2018 (the “Termination Date”) (unless the failure to consummate the Closing by such date shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the Party seeking to terminate the Agreement pursuant to this Section 7.1(d)(iii)); provided, however, that if on such date at least one of the conditions set forth in Section 6.1(a) (as a result of an antitrust Law or an Order under an antitrust Law) shall not have been satisfied, then, the Termination Date will automatically be extended to December 31, 2018 and, if on that date, one of the conditions set forth in Section 6.1(a) (as a result of an antitrust Law or an Order under an antitrust Law) shall still not have been satisfied, Buyer, at its sole discretion, may elect to extend the Termination Date for one three-month period.
(e)    by Sellers if (i) all the conditions set forth in Sections 6.1 and 6.2 (provided such conditions are capable of being satisfied as of the date of Sellers’ notice terminating the Agreement pursuant to this Section 7.1(e)) have been satisfied, (ii) Sellers have irrevocably confirmed by written notice to Buyer that they are ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Section 6.3 that by their nature to be satisfied by actions taken at the Closing) on a proposed Closing Date that is consistent with Section 2.6 and such notice is given not less than five Business Days prior to such proposed Closing Date, and (iii) the Closing shall not have been consummated on such proposed Closing Date.
Section 7.2.    Effect of Termination. In the event this Agreement is terminated by either Party as provided in Section 7.1, the provisions of this Agreement will immediately become void and of no further force and effect, and no Party or any of its Subsidiaries or Affiliates (or any of their respective directors or officers) will have any Liability whatsoever under this Agreement or in connection with the transactions contemplated hereby (other than this Section 7.2, Section 5.12 and Article IX which will survive the termination of this Agreement), except that (a) such termination will not relieve any Party hereto of any Liability for damages actually incurred or suffered by the other Party as a result of any willful breach of this Agreement and (b) the provisions of the Confidentiality Agreement and Non-Solicitation Agreement continue in full force and effect. For purposes hereof, “willful breach” means a material breach by a Party of the applicable provision of this Agreement as a result of an action or failure to act by such Party that it knew would result in a breach of this Agreement.
ARTICLE VIII

SURVIVAL; INDEMNIFICATION
Section 8.1.    Survival of Representations, Warranties, Covenants and Agreements. [INTENTIONALLY OMITTED]. Each covenant contained in this Agreement will survive until fully performed or fulfilled, unless non-compliance with such covenants is waived in writing by the Party or Parties entitled to such performance. No Claim for indemnification may be asserted after the expiration of the applicable survival period; provided, that a specific Claim for indemnification which was timely and properly made before expiration of the applicable survival period but not resolved prior to its expiration will extend the survival period with respect to the specific representation, warranty, covenant or agreement underlying such Claim through the date such Claim is conclusively resolved. The Parties’ respective representations, warranties, covenants and agreements contained in this Agreement will survive strictly in accordance with this Section 8.1.
Section 8.2.    Indemnification by Buyer. Subject to the provisions of this Article VIII, Buyer agrees to indemnify, defend and hold harmless Sellers and Sellers’ officers, directors, managers, members, employees, agents, Affiliates and Subsidiaries, including officers and directors of any Affiliate or Subsidiary of Sellers (collectively, the “Seller Parties”), after the Closing, from and against any and all Losses incurred by Seller Parties to the extent such Losses are based upon, arise out of or are related to (a) a breach of any representation or warranty of Buyer set forth in this Agreement or any of the Transaction Documents, (b) any failure to perform or comply with any of the covenants of Buyer set forth in this Agreement or any of the Transaction Documents, (c) the Assumed Liabilities, or (d) any and all Taxes for which Buyer is responsible pursuant to this Agreement.
Section 8.3.    Indemnification by Sellers. Subject to the provisions of this Article VIII, each of Asset Sellers and Craig R. Hargreaves will jointly and severally indemnify, defend and hold harmless Buyer and Buyer’s officers, directors, managers, members, employees, agents, Affiliates and Subsidiaries, including officers and directors of any Affiliate or Subsidiary of Buyer (collectively, the “Buyer Parties” and together with the Seller Parties, the “Indemnitees”), after the Closing, from and against any and all Losses incurred by Buyer Parties to the extent such Losses are based upon, arise out of or relate to (a) a breach of any representation or warranty of any Seller set forth in this Agreement or in any of the Transaction Documents, (b) any failure to perform or comply with any of the covenants of Sellers set forth in this Agreement or in any of the Transaction Documents, (c) Excluded Liabilities, or (d) any and all Taxes for which Seller is responsible pursuant to this Agreement or for which Seller is otherwise responsible under any applicable Law. Notwithstanding anything else in this Agreement, with respect to the covenant in Section 5.6(d)(iv) regarding Sellers’ obligation to provide COBRA continuation coverage, to the extent that Buyer or its Affiliates become responsible for providing such COBRA continuation coverage, each of the Asset Sellers and Craig R. Hargreaves will jointly and severally indemnify, defend and hold harmless Buyer or its Affiliates for the actual cost of group health plan benefit claims without regard to any timing limitation or the limitations imposed by Section 8.7.
Section 8.4.    Assertion of Claims. The Indemnitee will give prompt notice to the Party from whom the indemnification is sought (the “Indemnitor”) of any claim (a “Claim”) describing, to the extent practicable, such Claim with reasonable particularity and containing a reference to the provisions of this Agreement under which such Claim has arisen, except that the failure to give such prompt notice will not prevent any Indemnitee from being indemnified hereunder for any Losses, except to the extent that the Indemnitor is actually prejudiced as a result of such failure to so promptly notify the Indemnitee.
Section 8.5.    Notice of and Right to Defend Third Party Claims.
(a)    If any lawsuit or enforcement Action is filed against any Party entitled to the benefit of indemnity hereunder which may give rise to a Claim (a “Third-Party Claim”), written notice thereof will be given by the Indemnitee to the Indemnitor as promptly as practicable. Promptly after delivery of written notice of a Third-Party Claim and for a period of 30 days thereafter, the Indemnitee will provide, during normal business hours, reasonable access to information readily available to the Indemnitee with respect to such Third-Party Claim and to personnel of Indemnitee with information related to such Third-Party Claim for the purpose of providing assistance to the Indemnitor in determining whether or not to assume the defense of such Third-Party Claim. If the Indemnitor sends a notice in writing to the Indemnitee within 30 days after receipt of a Third-Party Claim confirming the Indemnitor assumes responsibility to indemnify and hold harmless the Indemnitee therefor, the Indemnitor may (subject to the limitations set forth in this Article VIII) elect assume control over the compromise or defense of such Third-Party Claim at the expense of the Indemnitor and by counsel selected by the Indemnitor, which counsel will be reasonably satisfactory to the Indemnitee; provided, however, that (i) the Indemnitee may, if such Indemnitee so desires, employ counsel at such Indemnitee’s own expense to assist in the handling (but not control the defense) of any Third-Party Claim, (ii) the Indemnitor will keep the Indemnitee advised of all material events with respect to any Third-Party Claim, (iii) the Indemnitor will obtain the prior written approval of the Indemnitor before ceasing to defend against any Third-Party Claim or entering into any settlement, adjustment or compromise of such Third-Party Claim involving injunctive or similar equitable relief being asserted against any Indemnitee or any of its Affiliates, and (iv) no Indemnitor will, without the prior written consent of the Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any such Indemnitee is a party to such action) if, with respect to the settlement, compromise, or consent to the entry of judgment (A) such settlement, compromise, or consent involves the payment of damages other than the payment of monetary damages by the Indemnitor, (B) the claimant does not provide an unqualified release of the Indemnitee from all Liability in respect of such Third-Party Claim, (C) such settlement, compromise, or consent encumbers any of the material assets of the Indemnitee or imposes any restriction or condition that would apply to or materially affect the Indemnitee or the conduct of the Indemnitee's business, or (D) such settlement, compromise or consent involves any admission of liability or wrongdoing by the Indemnitee or any of its Affiliates. If the Indemnitee does not consent to a settlement of a Third-Party Claim offered by the third party and to which the Indemnitor agrees, then the Indemnitor’s obligation to indemnify Losses for the Claim is limited to the amount of the settlement offer. The other Party will cooperate with the Party assuming the defense, compromise or settlement of any such Claim in accordance with this Agreement in any manner that such Party that assumes the defense reasonably may request. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any costs or legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof following such notice (including the cost of any settlement entered into by Indemnitee without Indemnitor’s express written consent). If an Indemnitor does not elect to assume the defense, conduct or settlement of a Third-Party Claim as set forth in this Section 8.5(a) and the Indemnitee is entitled to indemnification pursuant to this Article VIII, then the Indemnitor will be liable for any costs of legal or other expenses incurred by the Indemnitee. In connection with any defense of any Third-Party Claim (whether by the Indemnitors or the Indemnitees), all of the Parties will, and will cause their respective Affiliates and Representatives to, reasonably cooperate with each other in connection with such Third-Party

Claim to make available to each other all Persons and all pertinent information under their respective control.
(b)    Notwithstanding anything contained herein to the contrary, the Indemnitor will not be entitled to have sole control over (and if it so desires, the Indemnitee will have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnitor will nevertheless be required to pay all Losses incurred by the Indemnitee in connection with such defense, settlement or compromise to the extent the Indemnitor has assumed the defense or the Indemnitee is otherwise entitled to indemnification hereunder) (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnitee or any of its Affiliates, (ii) any Third-Party Claim in which both the Indemnitor and the Indemnitee are named as parties and either the Indemnitor or the Indemnitee determines upon the advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party, and (iii) any Third-Party Claim relating to Taxes relating to the Business for periods, or portions thereof, after the Closing Date.
(c)    If the Indemnitor elects not to assume the defense, settlement, adjustment or compromise of an asserted Liability, fails to timely and properly notify the Indemnitee of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third-Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential Liability in connection with such Third-Party Claim or if the Indemnitee is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Claim, the Indemnitee may, at the Indemnitor’s expense (but only to the extent the Indemnitee is entitled to indemnification hereunder), pay, defend, settle, adjust or compromise such asserted Liability (but the Indemnitor will nevertheless be required to pay all Losses incurred by the Indemnitee in connection with such payment, defense, settlement, adjustment or compromise to the extent set forth in this Article VIII).
Section 8.6.    Indemnification Procedures.
(a)    If an Indemnitee seeks indemnification under this Article VIII, such Indemnitee will deliver an Officer’s Certificate to the Indemnitor (and, in the case of a claim by Buyer, the Escrow Agent, if the Escrow Period has not expired). The Indemnitor may object to such claim by delivering written notice to the Indemnitees (and, in the case of a claim by Buyer, the Escrow Agent, if the Escrow Agreement has not expired in accordance with its terms) specifying the basis for such objection within 30 calendar days following receipt by the Indemnitor of notice from the Indemnitee regarding such claim. If no such objection is made within such 30 calendar day period, the Indemnitee may recover Losses without further consent or approval required of any of the Indemnifying Parties. For the purposes hereof, “Officer’s Certificate” will mean a certificate signed by any officer of the Indemnitee (i) stating that the Indemnitee has paid, sustained, incurred or properly accrued, or in good faith reasonably anticipates that it will pay, sustain, incur or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated Liability.

(b)    All Losses incurred by an Indemnitee will be satisfied in accordance with the procedures set forth herein.
Section 8.7.    Limitations.
[INTENTIONALLY OMITTED]

Section 8.8.    Payment of Claims. If Sellers are required to indemnify any Buyer Party pursuant to this Article VIII (subject to the limitations set forth in Section 8.7), then (a) Buyer and Sellers will instruct the Escrow Agent to pay to such Buyer Party the Maximum Indemnity Amount pursuant to the terms of, and subject to, the Escrow Agreement or (b) Seller will pay the applicable indemnity amount, to the extent in excess of the Maximum Indemnity Amount and payable pursuant to the terms of this Agreement.
Section 8.9.    Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law (including by a determination of a Taxing Authority that, under applicable Law, is not subject to further review or appeal).
Section 8.10.    Exclusive Remedy. From and after the Closing, except with respect to fraud by Sellers, the remedies provided for in this Article VIII are exclusive and will be in lieu of all other remedies for any breach of any representation or warranty or the failure to perform or comply with any covenant, agreement or other provision of this Agreement.
ARTICLE IX

MISCELLANEOUS
Section 9.1.    Notices. All notices, requests, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the Parties at the following addresses or facsimiles (or at such other address or facsimile for a Party as will be specified by the notice):
If to Sellers:

Craig R. Hargreaves 3204 NW 28th Cir. Vancouver, WA 98660 Email: craigh@sunlightsupply.com Facsimile: (360) 450-5473

With a copy (which will not constitute notice) to:

Buckley Law P.C. 5300 Meadows Road, Suite 200 Lake Oswego, OR 97035 Attention: Randall Duncan John T. Witherspoon Email: rld@buckley_law.com jtw@buckley_law.com Facsimile: (503) 620-4878

If to Buyer:

The Hawthorne Gardening Company 800 Port Washington Blvd. Port Washington, NY 11050 Attention: Corporate Department Email: dave.aronowitz@scotts.com

With a copy (which will not constitute notice) to:

Jones Day 250 Vesey Street New York, New York 10281 Attention: Randi Lesnick Email: rclesnick@jonesday.com Facsimile: (212) 755-7306

Section 9.2.    Entire Agreement. This Agreement, the exhibits and schedules hereto and the Transaction Documents supersede all prior and contemporaneous discussions and agreements, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Transaction Documents, including the Letter of Intent, and constitute the sole and entire agreement among the Parties to this Agreement with respect to the subject matter of this Agreement.

Section 9.3.    Expenses. Except as otherwise expressly provided in this Agreement or any Transaction Document, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents. Buyer will pay any requisite filing fee in respect of any notification submitted pursuant to antitrust Laws, including the HSR Act.
Section 9.4.    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
Section 9.5.    Amendment. This Agreement may only be amended, supplemented or modified by a written instrument duly executed by or on behalf of each Party to this Agreement.
Section 9.6.    No Third‑Party Beneficiary. Except as such forth in this Section 9.6, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.
Section 9.7.    Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party by operation of Law or otherwise without the prior written consent of the other Parties and any attempt to do so will be void, except that Buyer may assign or delegate any or all of its rights, interests and obligations under this Agreement (a) before or after the Closing, to any Affiliate, and (b) after the Closing, to any Person that acquires all or substantially all of the assets of Buyer; provided, that any such Affiliate or Person referred to in clause (a) or (c), as applicable, agrees in writing to be bound by the terms, conditions and provisions contained in this Agreement, but no such assignment will relieve Buyer of its obligations under this Agreement if such assignee does not perform such obligations. Without limiting the generality of the foregoing, if requested by Buyer, Sellers agree to cause the Business and the Purchased Assets or any portion thereof at the Closing to be transferred to any Person that Buyer may direct. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.
Section 9.8.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard for the conflict of laws principles thereof.
Section 9.9.    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)    Each party hereby irrevocably submits and consents to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the federal courts of the United States of America sitting in the state of Delaware) in respect of any action, suit or proceeding arising in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and each party agrees that any such action, suit or proceeding will be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.9 and will not be deemed to be a general submission to the jurisdiction of said courts or in the state of Delaware other than for such purpose. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the Transaction Documents by complying with the provisions of Section 9.1. Such service of process will have the same effect as if the Party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The Parties hereby waive all claims of error by reason of such service. Nothing herein will affect the right of any Party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(b)    In the event of any breach of the provisions of this Agreement or the Transaction Documents, the non-breaching party will be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.
Section 9.10.    Invalid Provisions. If any provision of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
Section 9.11.    Counterparts. This Agreement may be executed in any number of counterparts, all of which will be deemed originals and constitute one and the same instrument. This Agreement, and any amendment hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
Section 9.12.    Attorney-Client Privilege. All communications involving attorney-client confidences between any Seller or any of their Affiliates and its attorneys in the course of negotiation, documentation, and consummation of the transactions contemplated by this Agreement are deemed to be attorney-client confidences that belong solely to Sellers and their Affiliates. Accordingly,

Buyer and its Affiliates shall not have access to any such communications or files, none of which are included in the Purchased Assets, notwithstanding anything to the contrary.
Section 9.13.    Interpretation. The Parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SUNLIGHT SUPPLY, INC. By: _/s/ CRAIG R. HARGREAVES___ Craig R. Hargreaves, its President

SUNLIGHT GARDEN SUPPLY, INC. By: _/s/ CRAIG R. HARGREAVES___ Craig R. Hargreaves, its President

SUNLIGHT GARDEN SUPPLY, ULC By: _/s/ CRAIG R. HARGREAVES___ Craig R. Hargreaves, its President

IP HOLDINGS, LLC By: _/s/ CRAIG R. HARGREAVES___ Craig R. Hargreaves, its Manager

_/s/ CRAIG R. HARGREAVES CRAIG R. HARGREAVES

_/s/ KIM E. HARGREAVES KIM E. HARGREAVES

HAWTHORNE HYDROPONICS LLC By: _/s/ CHRISTOPHER HAGEDORN_ Name: Christopher Hagedorn Title: President

THE SCOTTS MIRACLE-GRO COMPANY By: _/s/ MICHAEL LUKEMIRE______ Name: Michael Lukemire Title: President and COO